                                                               EXHIBIT (a)(1)(A)

                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
           (including the associated Preferred Stock Purchase Rights)
                                       of

                         BARRETT RESOURCES CORPORATION
                                       at

                              $55.00 Net Per Share
                                       by

                            SRM ACQUISITION COMPANY,
                     an indirect wholly owned subsidiary of

                               SHELL OIL COMPANY

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
           CITY TIME, ON APRIL 6, 2001, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES THAT, TOGETHER WITH ANY SHARES OWNED BY THE PURCHASER, SHELL OR SHELL'S OTHER DIRECT OR INDIRECT SUBSIDIARIES, WOULD REPRESENT AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM TENDER CONDITION"), (2) THE COMPANY'S PREFERRED STOCK PURCHASE RIGHTS HAVING BEEN REDEEMED BY THE BOARD OF DIRECTORS OF THE COMPANY, OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER (AS DEFINED HEREIN) (THE "RIGHTS CONDITION"), (3) THE ACQUISITION OF SHARES PURSUANT TO THE OFFER AND THE PROPOSED MERGER HAVING BEEN APPROVED PURSUANT TO SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW ("SECTION 203"), OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PROVISIONS OF SECTION 203 ARE OTHERWISE INAPPLICABLE TO THE ACQUISITION OF SHARES PURSUANT TO THE OFFER AND THE PROPOSED MERGER (THE "BUSINESS COMBINATION CONDITION"), (4) THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PROVISIONS OF ARTICLE IV OF THE COMPANY'S BYLAWS ARE INAPPLICABLE TO THE ACQUISITION OF SHARES PURSUANT TO THE OFFER AND THE PROPOSED MERGER (THE "BYLAWS CONDITION"), AND (5) THE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 (THE "HSR ACT") APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED (THE "HSR CONDITION"). SEE SECTIONS 14 AND 15.
                             ---------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's shares (and the associated preferred stock purchase rights) should either (i) complete and sign the letter of transmittal (or a facsimile thereof) in accordance with the instructions in the letter of transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the letter of transmittal, mail or deliver the letter of transmittal (or such facsimile), or, in the case of a book-entry transfer effected pursuant to the procedure set forth in section 2, an agent's message (as defined therein), and any other required documents to the depositary and either deliver the certificates for such shares and, if separate, the certificate(s) representing the associated preferred stock purchase rights to the depositary along with the letter of transmittal (or facsimile) or deliver such shares (and associated preferred stock purchase rights, if applicable) pursuant to the procedure for book-entry transfer set forth in section 2 or (ii) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having shares and, if applicable, associated preferred stock purchase rights registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such stockholder desires to tender such shares and, if applicable, associated preferred stock purchase rights. Unless the Rights Condition (as defined herein) is satisfied, stockholders will be required to tender one associated preferred stock purchase right for each share tendered in order to effect a valid tender of shares.

    If a stockholder desires to tender shares and associated preferred stock purchase rights and such stockholder's certificates for shares (or associated preferred stock purchase rights, if applicable) are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the depositary prior to the expiration date (as defined herein), such stockholder's tender may be effected by following the procedure for guaranteed delivery set forth in section 2.

    Questions and requests for assistance or for additional copies of this offer to purchase, the letter of transmittal and the notice of guaranteed delivery may be directed to Morrow & Co., Inc. (the "information agent") or to Lehman Brothers Inc. (the "dealer manager") at their respective addresses and telephone numbers set forth on the back cover of this offer to purchase.
                             ---------------------

                      The Dealer Manager for the Offer is:

                                LEHMAN BROTHERS
March 12, 2001

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SECTION 1.    TERMS OF THE OFFER..........................................     9
SECTION 2.    PROCEDURE FOR TENDERING SHARES AND RIGHTS...................    10
SECTION 3.    WITHDRAWAL RIGHTS...........................................    14
SECTION 4.    ACCEPTANCE FOR PAYMENT AND PAYMENT..........................    14
SECTION 5.    CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES................    15
SECTION 6.    PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES..........    16
SECTION 7.    EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; SHARE
              QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS....    17
SECTION 8.    CERTAIN INFORMATION CONCERNING THE COMPANY..................    18
SECTION 9.    CERTAIN INFORMATION CONCERNING THE PURCHASER AND ITS
              AFFILIATES..................................................    22
SECTION 10.   SOURCE AND AMOUNT OF FUNDS..................................    23
SECTION 11.   CONTACTS AND TRANSACTIONS WITH THE COMPANY; BACKGROUND OF
              THE OFFER...................................................    23
SECTION 12.   PURPOSE OF THE OFFER; PLANS FOR THE COMPANY.................    28
SECTION 13.   DIVIDENDS AND DISTRIBUTIONS.................................    30
SECTION 14.   CERTAIN CONDITIONS OF THE OFFER.............................    31
SECTION 15.   CERTAIN LEGAL MATTERS.......................................    34
SECTION 16.   FEES AND EXPENSES...........................................    36
SECTION 17.   MISCELLANEOUS...............................................    36
SCHEDULE  I -- DIRECTORS AND EXECUTIVE OFFICERS OF SHELL, THE PURCHASER,
               SHELL PETROLEUM INC., ROYAL DUTCH PETROLEUM COMPANY AND THE
               "SHELL" TRANSPORT AND TRADING COMPANY, P.L.C. .............
                                                                             S-1
SCHEDULE II -- SHELL OIL COMPANY'S INTERESTS IN THE COMPANY'S SHARES;
               RECENT TRANSACTIONS IN THE COMPANY'S SHARES................  S-10

                               SUMMARY TERM SHEET

    SRM Acquisition Company, to which this offer to purchase refers as the "Purchaser," is offering to purchase all outstanding shares of common stock of Barrett Resources Corporation, to which this offer to purchase refers as the "Company," for $55.00 per share in cash. The following are some questions you, as a stockholder of the Company, may have and answers to those questions. We urge you to read the remainder of this offer to purchase and the letter of transmittal carefully because the information in this summary is not complete and additional important information is contained in the remainder of this offer to purchase and the letter of transmittal.

WHO IS OFFERING TO BUY MY SHARES?

    The Purchaser, SRM Acquisition Company, is a Delaware corporation formed to make this tender offer. It is an indirect wholly owned subsidiary of Shell Oil Company, a Delaware corporation, to which this offer to purchase refers as "Shell." See section 9 of this offer to purchase -- "Certain Information Concerning the Purchaser and its Affiliates."

WHAT SHARES ARE YOU SEEKING IN THIS OFFER?

    The Purchaser is offering to purchase all the outstanding shares of common stock of the Company that Shell or its subsidiaries do not already own. The Purchaser, Shell and SWEPI LP, an indirect wholly owned subsidiary of Shell, together own 107,100 shares, or less than 1 percent of the outstanding shares. See "Introduction" and section 1 of this offer to purchase -- "Terms of the Offer."

WHAT ARE THE "ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS"?

    The associated preferred stock purchase rights were issued to all stockholders of the Company, but currently are not represented by separate certificates. Instead, these rights are represented by the certificates for your shares. Unless the rights are distributed to stockholders, a tender of your shares will include a tender of the associated rights. If the rights are distributed, a holder will need to tender one right with each share tendered. We will not pay any additional consideration for the tender of a right.

WHY ARE YOU MAKING THIS OFFER?

    We are making the offer because Shell wants to acquire control of, and the entire equity interest in, the Company. If the offer is consummated, we intend to effect a follow-on merger with the Company in which the Company will become an indirect wholly owned subsidiary of Shell and all shares of the Company that are not purchased in the offer will be exchanged for an amount in cash per share equal to the same price per share we pay under the offer. We sometimes refer to this offer together with the proposed merger as "the transaction."

WHAT ARE THE MOST IMPORTANT CONDITIONS TO THE OFFER?

    The following are the most important conditions to the offer:

    - The Company stockholders must validly tender and not withdraw before expiration of the offer the number of shares of common stock of the Company (including the associated rights) that, when added to the number of shares then owned by Shell or Shell's other direct and indirect subsidiaries, would represent at least a majority of the outstanding shares on a fully diluted basis;

    - The Company's board of directors must redeem the rights, or we, in our sole discretion, must be satisfied that the rights have been invalidated or are otherwise inapplicable to the transaction;

    - The Company's board of directors must approve the offer and the proposed follow-on merger under section 203 of the Delaware General Corporation Law (the "DGCL") or we, in our sole discretion, must be satisfied that the provisions of section 203 are otherwise inapplicable to the offer and the proposed merger;

    - We must be satisfied, in our sole discretion, that the provisions of article IV of the Company's bylaws are inapplicable to this transaction;
      and

    - The waiting periods under the HSR Act applicable to the purchase of shares under this offer must have expired or been terminated.

    The offer is also subject to a number of other conditions. See section 14 of the offer to purchase -- "Certain Conditions of the Offer."

WHAT DOES MANAGEMENT OF THE COMPANY THINK OF THIS OFFER?

    On March 8, 2001, the Company's board of directors rejected an earlier proposal by us for a transaction providing consideration of $55.00 per share in cash for all the Company's outstanding shares of common stock. The Company's board of directors has not approved this offer as of the date of this offer to purchase. Within 10 business days after the date of this offer to purchase, the Company is required by law to publish, send or give to you (and file with the Securities and Exchange Commission (the "SEC")) a statement as to whether it recommends acceptance or rejection of the offer, has no opinion with respect to the offer or is unable to take a position with respect to the offer.

HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT AND WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

    We are offering to pay $55.00 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction" and section 1 of this offer to purchase -- "Terms of the Offer."

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

    Yes. Shell will provide us with sufficient funds from cash on hand and readily available funds to acquire all shares in this transaction. The offer is not conditioned on any financing arrangements. See section 10 of this offer to purchase -- "Source and Amount of Funds."

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

    We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because:

    - the offer is being made for all outstanding shares solely for cash;

    - the offer is not subject to any financing condition; and

    - if we consummate the offer, we will cash out all remaining shares in the merger and convert these shares into cash at the price per share we have paid pursuant to the offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

    You will have at least until 12:00 midnight, New York City time, on April 6, 2001, to decide whether to tender your shares in the offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which this offer to purchase discusses. See sections 1 and 2 of this offer to purchase -- "Terms of the Offer" and -- "Procedure for Tendering Shares and Rights -- Guaranteed Delivery."

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

    Yes. We may extend the offer if at the time the offer is scheduled to expire, including at the end of an earlier extension, any of the offer conditions is not satisfied, or waived by us, or if we are required to extend the offer by the rules of the SEC. See section 1 of this offer to purchase -- "Terms of the Offer."

    We may also elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if we include one, will be an additional period of time beginning after we have purchased shares tendered during the offer, during which stockholders may tender their shares and receive the offer consideration. If we decide to provide a subsequent offering period we will make a public announcement of our decision at least five business days in advance. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See section 1 of this offer to purchase -- "Terms of the Offer."

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

    If we extend the offer, we will inform Wilmington Trust Company, which is the depositary for the offer, of that fact and will make a public announcement of the extension, by not later than 9:00 a.m., New York City time, on the day after the day on which the offer was scheduled to expire.

HOW DO I TENDER MY SHARES?

    To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required, to Wilmington Trust Company, the depositary for the offer, not later than the time the offer expires. If your shares are held in street name, the shares can only be tendered by your nominee through The Depository Trust Company. If you cannot deliver something that is required to the depositary by the expiration of the offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary, which is a member of the Securities Transfer Agents Medallion Program or other eligible institution, guarantee that the missing items will be received by the depositary within three trading days. The depositary must receive the missing items within that three trading day period for the tender to be valid. See section 2 of this offer to purchase -- "Procedure for Tendering Shares and Rights."

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

    You can withdraw shares at any time until the offer has expired and, if we have not by May 10, 2001 agreed to accept your shares for payment, you can withdraw them at any time after that time until we accept shares for payment. If we decide to provide a subsequent offering period, we will accept shares tendered during that period immediately and thus you will not be able to withdraw shares tendered in the offer during any subsequent offering period. See sections 1 and 3 of this offer to purchase -- "Terms of the Offer" and "Withdrawal Rights."

    If for any reason we increase the offering price for your shares at any time after March 12, 2001, we will pay that price to all stockholders who have already tendered their shares to us. In that circumstance, you will not be required to withdraw and re-tender your shares in order to receive the increased price.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

    To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See sections 1 and 3 of this offer to purchase -- "Terms of the Offer" and "Withdrawal Rights."

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED IN THE OFFER?

    If the Purchaser purchases in the offer at least the number of shares that, when added to the shares then owned by Shell or Shell's direct or indirect subsidiaries, equals at least a majority of the shares of the Company outstanding on a fully diluted basis, the Purchaser will be merged with the Company. If that merger takes place, Shell and its affiliates will own all the shares of the Company, and all other stockholders of the Company will receive the same price we have paid in the offer, that is, $55.00 per share in cash, or any other higher price per share we paid in the offer. See "Introduction" and section 12 of this offer to purchase -- "Purpose of the Offer; Plans for the Company." There are no appraisal rights available in connection with the offer. If the merger takes place, however, stockholders who have not sold their shares in the offer and do not vote for, or consent to, that merger will have appraisal rights under Delaware law. See section 15 of this offer to purchase -- "Certain Legal Matters -- Appraisal Rights."

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

    If you and your fellow stockholders do not tender shares that, when added to the number of shares then owned by Shell or Shell's direct or indirect subsidiaries, equal at least a majority of the shares of the Company outstanding on a fully diluted basis, we may not purchase any shares pursuant to our offer or, if we do purchase shares pursuant to our offer, the merger may not take place. If the merger takes place, stockholders who do not tender in the offer will receive in the merger the same amount of cash per share they would have received had they tendered their shares in the offer. Therefore, if the merger takes place, the only difference to you between tendering shares and not tendering shares is that you will be paid earlier if you tender your shares. If we consummate our offer, then, until the merger takes place, or if for some reason it were never to take place, the number of stockholders of the Company and the shares of the Company that are still in the hands of the public may be so small that an active public trading market, or, possibly, any public trading market, for the shares no longer will exist. Also in that event, the shares may no longer be eligible to be traded through the NYSE or any other securities exchange, and the Company may cease making filings with the SEC or otherwise cease being required to comply with the SEC's rules relating to publicly held companies. See sections 7 and 11 of this offer to purchase -- "Effect of the Offer on the Market for the Shares; Share Quotation; Exchange Act Registration; Margin Regulations" and "Purpose of the Offer; Plans for the Company."

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    On February 28, 2001, the last trading day before Shell delivered to the Company its letter offering a price of $55.00 per share, the last sale price of the shares reported by the NYSE was $44.25 per share. A $55.00 per share price represents a 24 percent premium over the February 28, 2001 last sale price. On March 6, 2001, the last trading day before the first public announcement of our intention to commence the offer, the last sale price of the shares reported by NYSE was $45.62 per share. On March 7, 2001, prior to the commencement of trading, Shell issued a press release announcing its proposal to acquire all outstanding shares of the Company for a price of $55.00 a share. On March 9, 2001, which was the last full trading day before commencement of the offer, the last reported sale price of the shares on the NYSE was $62.52 per share. We advise you to obtain a recent price for shares in deciding whether to tender your shares. If the rights are distributed and begin to trade separately from the shares, stockholders should be able to obtain, and should obtain, a current market price for the rights. See section 6 of this offer to purchase -- "Price Range of the Shares; Dividends on the Shares."

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

    You may call Morrow & Co., Inc., which is acting as the information agent, or Lehman Brothers Inc., which is acting as the dealer manager, for our offer. See the back cover page of this offer to purchase.

                               MORROW & CO., INC.

                          Call Collect: (212) 754-8000
             Banks and Brokerage Firms, Please Call: (800) 654-2468

                    Stockholders Please Call: (800) 607-0088
                       E-mail: barrett.info@morrowco.com

                                LEHMAN BROTHERS

                                 Call Collect:
                        (212) 526-4867 or (713) 236-3965
                        E-mail: barrett.info@lehman.com

To the Holders of Common Stock (Including the Associated Rights) of Barrett Resources Corporation:

                                  INTRODUCTION

    SRM Acquisition Company, a Delaware corporation (the "Purchaser") and an indirect wholly owned subsidiary of Shell Oil Company, a Delaware corporation ("Shell"), hereby offers to purchase all outstanding shares of common stock, par value $.01 per share (the "shares"), of Barrett Resources Corporation, a Delaware corporation (the "Company"), together with the associated preferred stock purchase rights (the "Rights") outstanding under the Rights Agreement dated as of August 5, 1997, as amended (the "Rights Agreement"), between the Company and BankBoston, N.A., as Rights Agent (the "Rights Agent"), at a purchase price of $55.00 per share (and the associated Right), net to the seller in cash, without interest thereon, on the terms and subject to the conditions set forth in this offer to purchase and in the related letter of transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "offer"). All references herein to Rights include all benefits that may inure to holders of the Rights under the Rights Agreement and, unless the context otherwise requires, all references herein to shares include the Rights. In this offer to purchase, references to sections are to sections hereof unless otherwise indicated.

    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the letter of transmittal, transfer taxes on the purchase of shares under the offer. The Purchaser will pay all fees and expenses that Lehman Brothers Inc. ("Lehman Brothers"), which is acting as dealer manager, Wilmington Trust Company, which is acting as the depositary, and Morrow & Co., Inc., which is acting as the information agent, incur in connection with the offer. See section 16.

    The purpose of the offer is to enable Shell to acquire control of, and the entire equity interest in, the Company. The offer, as the first step in Shell's acquisition of the Company, is intended to facilitate the acquisition of all outstanding shares of the Company. Shell currently intends, as soon as practicable following consummation of the offer, to effect a merger or similar business combination of the Company with the Purchaser or another direct or indirect wholly owned subsidiary of Shell (the "proposed merger"). The Company would become an indirect wholly owned subsidiary as a result of this merger. When this merger takes place, each then outstanding share (other than shares owned by Shell or its direct or indirect subsidiaries, including the Purchaser, shares held in the treasury of the Company and shares owned by stockholders who perfect available appraisal rights under the Delaware General Corporation Law (the "DGCL")) would convert into the right to receive an amount in cash equal to the price per share the Purchaser has paid pursuant to the offer. In this offer to purchase, the term "transaction" refers to both the offer and the proposed merger.

    On March 8, 2001, after the Company's chief executive officer declined Shell's attempts to meet with the Company, the Company's board of directors rejected a proposal by Shell for a transaction providing consideration of $55.00 per share in cash for all the Company's outstanding shares. See section 11. Because the Company currently has in place a number of antitakeover measures that would render the transaction economically unfeasible and difficult to complete, Shell and the Purchaser are taking the following steps, in addition to the offer, to bring the transaction to the Company's stockholders:

    - by a letter dated March 7, 2001, Shell urged the Company's board of directors to take action to remove the impediments to its acquisition proposal that are contained in the Company's poison pill rights plan and bylaws (see section 11);

    - on March 7, 2001, Shell commenced the state court litigation described below against the Company;

    - on March 12, 2001, Shell amended the complaint in the state litigation previously commenced on March 7, 2001, the Purchaser joined as a plaintiff in that litigation and Shell commenced the federal court litigation described below; and

    - on March 12, 2001, the Purchaser filed preliminary consent solicitation materials with the SEC for use in connection with the solicitation of written consents from the stockholders (the "Consent Solicitation") for the purposes described below.

    IN CONNECTION WITH ITS REJECTION OF SHELL'S OFFER, THE COMPANY'S BOARD OF DIRECTORS AUTHORIZED MANAGEMENT TO PURSUE STRATEGIC ALTERNATIVES, INCLUDING SEEKING PROPOSALS FROM A NUMBER OF QUALIFIED PARTIES, RATHER THAN COMMENCING NEGOTIATIONS WITH SHELL ALONE. SHELL HAS CHOSEN TO TAKE ITS OFFER

DIRECTLY TO THE STOCKHOLDERS OF THE COMPANY RATHER THAN PARTICIPATE IN THE AUCTION PROCESS PROPOSED BY THE COMPANY'S BOARD OF DIRECTORS. SHELL AND THE PURCHASER PRESENTLY REMAIN WILLING TO NEGOTIATE WITH THE COMPANY WITH RESPECT TO SHELL'S ACQUISITION OF THE COMPANY. IF THOSE NEGOTIATIONS OCCUR AND RESULT IN A DEFINITIVE MERGER AGREEMENT BETWEEN THE COMPANY AND SHELL, THE OFFER PRICE OR TERMS OF THE OFFER COULD CHANGE FROM THE PRICE AND TERMS THIS OFFER TO PURCHASE DESCRIBES, AND THE CONSIDERATION TO BE RECEIVED BY HOLDERS OF SHARES COULD INCLUDE OR CONSIST OF SECURITIES, CASH OR ANY COMBINATION THEREOF. ACCORDINGLY, THOSE NEGOTIATIONS COULD RESULT IN, AMONG OTHER THINGS, TERMINATION OF THE OFFER (SEE SECTION 14) AND SUBMISSION OF A DIFFERENT ACQUISITION PROPOSAL TO THE COMPANY'S STOCKHOLDERS FOR THEIR APPROVAL.

    In the Consent Solicitation, the Company will be seeking written consents from stockholders of the Company for the following purposes: (1) to remove without cause all members of the board of directors of the Company who are in office immediately prior to that removal, and (2) to elect Messrs. Francis L. Durand, R. W. Leftwich and J. Hugh Roff Jr. (the "Nominees") to serve as directors of the Company. The effectiveness of the proposal to remove the Company's board of directors is not subject to, or conditioned on, the effectiveness of the proposal to elect the Nominees. Absent judicial relief, which Shell and the Purchaser are seeking, or action by the Company's board of directors, a Company bylaw requiring advance notice of stockholder nominations for directors to be elected by written consent of the stockholders could delay the election of the Nominees. If such a delay were to occur following the removal of the entire board in accordance with the removal proposal, section 223 of the DGCL provides a mechanism for the election of new directors of the Company. That section provides that if a Delaware corporation should at any time have no directors in office, various persons, including any of the corporation's officers and stockholders, may apply to the Delaware Court of Chancery for a decree summarily ordering an election of directors pursuant to section 211 of the DGCL provides.

    The principal reason the Purchaser is seeking to replace the Company's board with the Nominees is the willingness of the Nominees to consider, consistent with their fulfillment of their fiduciary duties under Delaware law, whether to take such actions as they may deem necessary or appropriate to expedite the prompt consummation of our transaction, including:

    - redeeming the Rights or amending the Rights Agreement to make the Rights inapplicable to the offer and proposed merger, thereby satisfying one of the Purchaser's conditions to the consummation of the offer;

    - approving the offer and the proposed merger before Shell and the Purchaser become "interested stockholders" under section 203, thereby satisfying another of the Purchaser's conditions to the consummation of the offer; and

    - rendering inapplicable, if otherwise applicable, article IV of the Company's bylaws to our transaction, thereby satisfying the Bylaws Condition;

or, if a proposal has been made respecting a transaction that is determined to be superior to our transaction for the Company's stockholders, whether to take such actions as they may deem necessary or appropriate to facilitate that proposed transaction. The adoption of the proposals by the Company's stockholders would expedite the prompt consummation of the transaction. This adoption would require the affirmative written consent of the holders of a majority of the outstanding shares of the Company's common stock and either the amendment or waiver by the Company's board of directors of one or more provisions in the Company's bylaws or the invalidation of those provisions by, or other relief from, a court.

    THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF CONSENTS FROM THE COMPANY'S STOCKHOLDERS. ANY SUCH SOLICITATION (INCLUDING THE CONSENT SOLICITATION) WILL BE MADE ONLY BY SEPARATE CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934 (THE "EXCHANGE ACT").

    On March 7, 2001, Shell commenced litigation against the Company in the Chancery Court, New Castle County, Delaware seeking declaratory and injunctive relief to invalidate certain of the Company's bylaw provisions on grounds that the provisions are improper limitations on the ability of the Company's stockholders to act by written consent and to enjoin the Company from enforcing those provisions. On March 12, 2001, the Purchaser joined Shell as a plaintiff in this lawsuit, and they amended the original complaint to add the present members of the Company's board of directors as defendants.

    In addition, on March 12, 2001, Shell and the Purchaser commenced litigation against the Company in the United States District Court for the District of Delaware seeking declaratory and injunctive relief to (1) declare that the Schedule TO documents and exhibits thereto, including this offer to purchase, and the Consent Solicitation materials filed with the SEC by Shell and the Purchaser are proper and comply with all applicable securities laws, rules and regulations and (2) enjoin the Company from commencing litigation relating to the transaction other than in state and federal court in Delaware.

    Section 5 describes various federal income tax consequences of the sale of shares pursuant to the offer.

    The offer is subject to the fulfillment of a number of conditions including, without limitation, the following:

    Minimum Tender Condition. THE OFFER IS CONDITIONED ON THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES, THAT WHEN ADDED TO THE NUMBER OF SHARES THEN OWNED BY SHELL OR SHELL'S DIRECT OR INDIRECT SUBSIDIARIES (THE "MINIMUM NUMBER OF SHARES"), WOULD REPRESENT AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE, WITHOUT GIVING EFFECT TO ANY DILUTION THAT MIGHT ARISE FROM EXERCISE OF THE RIGHTS. THE PURCHASER RESERVES THE RIGHT (SUBJECT TO THE APPLICABLE RULES AND REGULATIONS OF THE SEC), WHICH IT PRESENTLY HAS NO INTENTION OF EXERCISING, TO WAIVE OR REDUCE THE MINIMUM TENDER CONDITION AND TO ELECT TO PURCHASE, PURSUANT TO THE OFFER, FEWER THAN THE MINIMUM NUMBER OF SHARES. SEE SECTIONS 1 AND 14.

    According to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (the "Company 2000 10-Q"), as of November 8, 2000, there were 33,055,586 shares outstanding. According to the Company's Annual Report on Form 10-K for the year ended December 31, 1999 (the "Company 1999 10-K"), as of December 31, 1999, there were 2,710,824 shares under option. According to a press release issued by the Company on March 1, 2001, there were 33,394,063 shares outstanding as of December 31, 2000. For purposes of the offer, "fully diluted basis" assumes that all outstanding stock options are presently exercisable. The actual minimum number of shares will depend on the facts as they exist on the date of purchase.

    Rights Condition. THE OFFER IS CONDITIONED ON THE RIGHTS HAVING BEEN REDEEMED BY THE BOARD OF DIRECTORS OF THE COMPANY OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER. THE RIGHTS ARE DESCRIBED IN THE COMPANY'S AMENDED REGISTRATION STATEMENT ON FORM 8-A DATED MARCH 17, 1999 (THE "COMPANY FORM 8-A") AND EXHIBIT 4.1B TO THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998 (THE "COMPANY 10-K EXHIBIT"), AND A SUMMARY OF THOSE DESCRIPTIONS IS PROVIDED BELOW AND IN SECTION 8.

    The Rights Agreement provides that, until the Distribution Date (as defined in section 8), the Rights will be evidenced by the certificates for shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for shares will also constitute the surrender for transfer of the Rights associated with the shares represented by those certificates. The Rights Agreement further provides that, as soon as practicable following the Distribution Date, separate certificates representing the Rights will be mailed to holders of record of shares as of the close of business on the Distribution Date.

    The Rights Agreement provides that at any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15 percent or more of the outstanding shares, the board of directors of the Company may redeem the Rights, in whole but not in part, at a redemption price of $.001 per Right. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the board of directors, in its sole discretion, may establish. On any redemption of the Rights, the right to exercise the Rights will terminate and the only right of holders of Rights will be to receive that redemption price.

    Unless the Company's board of directors redeems the Rights, amends the Rights Agreement to make the Rights inapplicable to the offer or delays the Distribution Date, the Purchaser believes that, as a result of Shell's announcement on March 7, 2001 of its intention to commence the offer, the Distribution Date may occur as early as March 21, 2001. On the basis of publicly available information, the Purchaser believes that, as of March 12, 2001, the Rights were not exercisable, certificates for Rights had not yet been issued and the Rights were evidenced by the certificates for shares.

    UNLESS THE RIGHTS CONDITION IS SATISFIED, STOCKHOLDERS WILL BE REQUIRED TO TENDER ONE RIGHT FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SHARES IN ACCORDANCE WITH THE PROCEDURES THAT SECTION 2 SETS FORTH. UNLESS THE DISTRIBUTION DATE OCCURS, A TENDER OF SHARES WILL ALSO CONSTITUTE A TENDER OF THE ASSOCIATED RIGHTS.

    The Purchaser believes that under the circumstances of the offer, and under applicable law, the board of directors of the Company has a fiduciary obligation to redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the transaction), and the Purchaser is hereby requesting that the board do so. There can be no assurance that the board of directors of the Company will redeem the Rights (or amend the Rights Agreement).

    By means of the Consent Solicitation, the Purchaser expects to seek to remove without cause the Company's entire board of directors and to replace them with the Nominees. If elected to the board, the Nominees may redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the transaction), thereby satisfying the Rights Condition.

    Business Combination Condition. THE OFFER IS CONDITIONED ON THE ACQUISITION OF SHARES PURSUANT TO THE OFFER AND THE PROPOSED MERGER HAVING BEEN APPROVED UNDER SECTION 203 OF THE DGCL, OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PROVISIONS OF SECTION 203 ARE OTHERWISE INAPPLICABLE TO THE PURCHASE OF SHARES IN THE OFFER AND THE PROPOSED MERGER. THE PROVISIONS OF
SECTION 203 ARE DESCRIBED MORE FULLY IN SECTION 15.

    Section 203, in general, prohibits a Delaware corporation such as the Company from engaging in a "Business Combination" with an "Interested Stockholder" for a period of three years following the time that such person became an Interested Stockholder unless (i) prior to the time that such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder, (ii) on consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) at or subsequent to the time such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3 percent of the outstanding voting stock of the corporation not owned by the Interested Stockholder. See section 15.

    The Purchaser is hereby requesting that the Company's board of directors adopt a resolution approving the offer and the proposed merger for purposes of section 203. There can be no assurance that the board will do so.

    By means of the Consent Solicitation, the Purchaser expects to seek to remove without cause the members of the current board of directors of the Company and to replace them with the Nominees. If elected to the board, the Nominees may approve the transaction under section 203, thereby satisfying the Business Combination Condition.

    Bylaws Condition. THE OFFER IS CONDITIONED ON THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PROVISIONS OF ARTICLE IV OF THE COMPANY'S BYLAWS ARE INAPPLICABLE TO THE ACQUISITION OF SHARES IN THE TRANSACTION.

    Article IV of the Company's bylaws provides that a stockholder who becomes the beneficial owner of 15 percent or more of the outstanding voting stock of the Company (an "interested person") may not, with specified exceptions, acquire additional shares of voting stock of the Company unless this restriction is waived by nonemployee directors who are not affiliated with and were not nominated by that interested person after the time it became an interested person. See section 15.

    By means of the Consent Solicitation, the Purchaser expects to seek to remove without cause the members of the current board of directors of the Company and to replace them with the Nominees. If elected to the board, the Nominees may waive the applicability, if any, of article IV to the transaction, thereby satisfying the Bylaws Condition.

    HSR Condition. THE OFFER IS CONDITIONED ON THE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 APPLICABLE TO THE PURCHASE OF SHARES UNDER THE OFFER HAVING EXPIRED OR BEEN TERMINATED. SECTION 15 DISCUSSES VARIOUS ANTITRUST MATTERS.

    Section 5 describes various U.S. federal income tax consequences of the sale of shares pursuant to the offer and the conversion of shares in the proposed merger.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT YOU SHOULD READ BEFORE MAKING ANY DECISION RESPECTING THE OFFER.

                                THE TENDER OFFER

SECTION 1. TERMS OF THE OFFER

    On the terms and subject to the conditions of the offer, the Purchaser will accept for payment and pay for all shares validly tendered prior to the expiration date and not theretofore withdrawn in accordance with section 3. The term "expiration date" means 12:00 midnight, New York City time, on April 6, 2001, unless and until the Purchaser, in its sole discretion, shall have extended the period of time during which the offer is open, in which event the term "expiration date" will mean the latest time and date on which the offer, as so extended by the Purchaser, will expire.

    THE OFFER IS CONDITIONED ON SATISFACTION OF THE MINIMUM TENDER CONDITION, THE RIGHTS CONDITION, THE BUSINESS COMBINATION CONDITION, THE BYLAWS CONDITION, THE HSR CONDITION AND THE SATISFACTION OF THE OTHER CONDITIONS SET FORTH IN
SECTION 14.

    Subject to the applicable rules and regulations of the SEC, the Purchaser reserves the right (but will not be obligated except as described below), in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events or facts section 14 sets forth shall have occurred, (i) to extend the period of time during which the offer is open, and thereby delay acceptance for payment of and the payment for any shares, by giving oral or written notice of that extension to the depositary, (ii) to elect to provide a subsequent offering period for the offer in accordance with Exchange Act Rule 14d-11, and (iii) to amend the offer in any other respect by giving oral or written notice of that amendment to the depositary. UNDER NO CIRCUMSTANCES WILL THE PURCHASER PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT IT EXERCISES ITS RIGHT TO EXTEND THE OFFER.

    If by 12:00 midnight, New York City time, on April 6, 2001 (or any date or time then set as the expiration date), any or all of the conditions to the offer have not been satisfied or waived, the Purchaser reserves the right (but will not be obligated except as described below), subject to the applicable rules and regulations of the SEC, (i) to terminate the offer and not accept for payment or pay for any shares and return all tendered shares to tendering stockholders,
(ii) to elect to provide a subsequent offering period for the offer in accordance with Exchange Act Rule 14d-11, (iii) to waive all the unsatisfied conditions and accept for payment and pay for all shares validly tendered prior to the expiration date and not theretofore withdrawn, (iv) to extend the offer and, subject to the right of stockholders to withdraw shares until the expiration date, retain the shares that have been tendered during the period or periods for which the offer is extended or (v) to amend the offer.

    There can be no assurance that the Purchaser will exercise its right to extend the offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by a public announcement thereof. In the case of an extension, Exchange Act Rule 14e-1(d) requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date in accordance with the public announcement requirements of Exchange Act Rule 14d-4(c). Subject to applicable law (including Exchange Act Rules 14d-4(c) and 14d-6(d), which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of that change) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. As used in this offer to purchase, "business day" has the meaning Exchange Act Rule 14d-1 sets forth.

    If the Purchaser extends the offer, is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment) for shares or is unable to pay for shares pursuant to the offer for any reason, then, without prejudice to the Purchaser's rights under the offer, the depositary may retain tendered shares on behalf of the Purchaser, and those shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as section 3 describes. However, the ability of the Purchaser to delay the payment for shares that the Purchaser has accepted for payment is limited by Exchange Act Rule 14e-l(c), which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of that bidder's offer.

    If the Purchaser makes a material change in the terms of the offer or the information concerning the offer or waives a material condition of the offer, it will disseminate additional tender offer materials and extend the offer to the extent Exchange Act Rules 14d-4(c), 14d-6(d) and 14e-1 require. The minimum period during which an offer must remain open following material changes in its terms or the information concerning it, other than a change in price or the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders and investor response.

    Under Exchange Act Rule 14d-11, the Purchaser may, subject to certain conditions, provide a subsequent offering period of from three to 20 business days in length following the expiration of the offer on the expiration date. A subsequent offering period would be an additional period of time, following the expiration of the offer and the purchase of shares in the offer, during which stockholders may tender shares not tendered into the offer. A subsequent offering period, if one is included, is not an extension of the offer, which already will have been completed.

    During a subsequent offering period, tendering stockholders will not have withdrawal rights, and the Purchaser will promptly purchase and pay for any shares tendered at the same price it paid in the offer. Exchange Act Rule 14d-11 provides that the Purchaser may provide a subsequent offering period so long as, among other things, the initial 20 business day period of the offer has expired and the Purchaser (i) offers the same form and amount of consideration for shares in the subsequent offering period as in the initial offer, (ii) accepts and promptly pays for all securities tendered during the offer prior to its expiration, (iii) announces the results of the offer, including the approximate number and percentage of shares deposited in the offer, no later than 9:00 a.m., New York City time, on the next business day after the expiration date and immediately begins the subsequent offering period and (iv) immediately accepts and promptly pays for shares as they are tendered during the subsequent offering period. The Purchaser will be able to include a subsequent offering period, if it satisfies the conditions above, after April 6, 2001. In a public release, the SEC has expressed the view that the inclusion by a bidder of a subsequent offering period would constitute a material change in the terms of its offer which would require it to disseminate new information to its offerers in a manner reasonably calculated to inform them of that change sufficiently in advance of the expiration date of the offer (generally five business days). If the Purchaser elects to include a subsequent offering period, it will notify stockholders of the Company consistent with the requirements of the SEC.

    THE PURCHASER DOES NOT CURRENTLY INTEND TO INCLUDE A SUBSEQUENT OFFERING PERIOD IN THE OFFER, ALTHOUGH IT RESERVES THE RIGHT TO DO SO IN ITS SOLE DISCRETION. UNDER EXCHANGE ACT RULE 14D-7, NO WITHDRAWAL RIGHTS APPLY TO SHARES AND RIGHTS TENDERED DURING A SUBSEQUENT OFFERING PERIOD AND NO WITHDRAWAL RIGHTS APPLY DURING THE SUBSEQUENT OFFERING PERIOD WITH RESPECT TO SHARES AND RIGHTS TENDERED IN THE OFFER AND ACCEPTED FOR PAYMENT. THE PURCHASER WILL PAY THE SAME CONSIDERATION TO STOCKHOLDERS TENDERING SHARES IN THE OFFER OR IN A SUBSEQUENT OFFERING PERIOD, IF IT INCLUDES ONE.

    Requests are being made to the Company under Exchange Act Rule 14d-5 and section 220 of the DGCL for the use of the Company's stockholder lists and security position listings for the purpose of disseminating the offer and consent solicitation materials to holders of shares. This offer to purchase, the related letter of transmittal and other relevant materials will be mailed to record holders of shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of shares, by the Purchaser following receipt of such lists or listings from the Company, or by the Company if it so elects.

SECTION 2. PROCEDURE FOR TENDERING SHARES AND RIGHTS

    Valid Tender. For a stockholder validly to tender shares and Rights pursuant to the offer, either (i) a letter of transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message (as defined below), and any other required documents, must be received by the depositary at one of its addresses set forth on the back cover of this offer to purchase prior to the expiration date and either certificates for tendered shares and Rights must be received by the depositary at one of those addresses or those shares and Rights must be delivered in accordance with the procedures for book-entry transfer set forth below (and a book-entry confirmation (as defined below) must be received by the depositary), in each case prior to the expiration date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

    UNLESS THE RIGHTS CONDITION IS SATISFIED, STOCKHOLDERS WILL BE REQUIRED TO TENDER ONE RIGHT FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SHARES. ACCORDINGLY, STOCKHOLDERS WHO SELL THEIR RIGHTS SEPARATELY FROM THEIR SHARES AND DO NOT OTHERWISE ACQUIRE RIGHTS MAY NOT BE ABLE TO SATISFY THE REQUIREMENTS OF THE OFFER FOR A VALID TENDER OF SHARES. As section 8 describes further, the Rights Agreement provides that until the Distribution Date, the Rights will be evidenced by the certificates for the shares and may be transferred with and only with the shares. The Rights Agreement further provides that, as soon as practicable following the Distribution Date, separate certificates representing the Rights are to be mailed by the Company or the Rights Agent to holders of record of shares as of the close of business on the Distribution Date. UNLESS THE DISTRIBUTION DATE OCCURS, A TENDER OF SHARES WILL ALSO CONSTITUTE A TENDER OF THE ASSOCIATED RIGHTS.

    If the Distribution Date occurs and the Company or the Rights Agent distributes separate certificates representing the Rights to a holder of shares prior to the time that holder tenders shares pursuant to the offer, certificates representing a number of Rights equal to the number of shares tendered must be delivered to the depositary, or, if available, a book-entry confirmation must be received by the depositary with respect thereto, in order for those shares to be validly tendered. If the Distribution Date occurs and separate certificates representing the Rights are not distributed prior to the time shares are tendered pursuant to the offer, Rights may be tendered prior to a stockholder receiving the certificates for Rights by use of the guaranteed delivery procedure described below. A tender of shares constitutes an agreement by the tendering stockholder to deliver certificates representing a number of Rights equal to the number of shares tendered pursuant to the offer to the depositary prior to expiration of the period permitted by those guaranteed delivery procedures for delivery of certificates for, or a book-entry confirmation with respect to, Rights (the "Rights Delivery Period"). After expiration of the Rights Delivery Period, the Purchaser may elect to reject as invalid a tender of shares with respect to which certificates for, or a book-entry confirmation with respect to, an equal number of Rights have not been received by the depositary. Nevertheless, the Purchaser will be entitled to accept for payment shares tendered by a stockholder prior to receipt of the certificates for the Rights required to be tendered with those shares, or a book-entry confirmation with respect to those Rights, and either (i) subject to complying with applicable rules and regulations of the SEC, withhold payment for those shares pending receipt of the certificates for, or a book-entry confirmation with respect to, such Rights or (ii) make payment for shares accepted for payment pending receipt of the certificates for, or a book-entry confirmation with respect to, those Rights in reliance on the agreement of a tendering stockholder to deliver Rights and those guaranteed delivery procedures. The Purchaser will make any determination to make payment for shares in reliance on that agreement and these guaranteed delivery procedures or, after expiration of the Rights Delivery Period, to reject a tender as invalid in its sole and absolute discretion.

    Book-Entry Transfer. The depositary will establish accounts with respect to the shares at The Depository Trust Company (the "book-entry transfer facility") for purposes of the offer within two business days after the date of this offer to purchase. Any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the depositary's account in accordance with the book-entry transfer facility's procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the depositary's account at the book-entry transfer facility, the letter of transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an agent's message, and any other required documents, must, in any case, be transmitted to, and received by, the depositary at one of its addresses set forth on the back cover of this offer to purchase prior to the expiration date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. If the Distribution Date occurs, the depositary will also make a request to establish an account with respect to the Rights at the book-entry transfer facility, but no assurance can be given that book-entry delivery of Rights will be available. If book-entry delivery of Rights is available, the foregoing book-entry transfer procedures will also apply to Rights. If book-entry delivery of Rights is not available and the Distribution Date occurs, a tendering stockholder will be required to tender Rights by means of physical delivery to the depositary of certificates for Rights (in which event references in this offer to purchase to book-entry confirmations with respect to Rights will be inapplicable). The confirmation of a book-entry transfer of shares or Rights into the depositary's account at the book-entry transfer facility as described above is referred to herein as a "book-entry confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the depositary and forming a part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that the participant has received and agrees to be bound by the terms of the letter of transmittal and that the Purchaser may enforce such agreement against the participant.

    THE METHOD OF DELIVERY OF SHARES, RIGHTS, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    Signature Guarantees. No signature guarantee is required on the letter of transmittal (i) if the letter of transmittal is signed by the registered holder(s) (which term, for purposes of this section 2, includes any participant in the book-entry transfer facility's system whose name appears on a security position listing as the owner of the shares) of shares and Rights tendered therewith and that registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the letter of transmittal or (ii) if those shares and Rights are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the NYSE Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each such participant, an "eligible institution"). In all other cases, all signatures on the letter of transmittal must be guaranteed by an eligible institution. See Instructions 1 and 5 to the letter of transmittal. If the certificates for shares or Rights are registered in the name of a person other than the signer of the letter of transmittal, or if payment is to be made or certificates for shares or Rights not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the letter of transmittal.

    Guaranteed Delivery. If a stockholder desires to tender shares and Rights pursuant to the offer and that stockholder's certificates for shares or Rights are not immediately available (including because certificates for Rights have not yet been distributed) or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the depositary prior to the expiration date, that stockholder's tender may be effected if all the following conditions are met:

        (i) such tender is made by or through an eligible institution;

        (ii) a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by the Purchaser, is received by the depositary, as provided below, prior to the expiration date; and

        (iii) the certificates for all tendered shares and/or Rights, in proper form for transfer (or a book-entry confirmation with respect to all those shares and/or Rights), together with a letter of transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message, and any other required documents are received by the depositary within (a) in the case of shares, three trading days after the date of execution of that notice of guaranteed delivery or (b) in the case of Rights, a period ending on the later of (1) three trading days after the date of execution of that notice of guaranteed delivery or (2) three business days (as defined above) after the date certificates for Rights are distributed to stockholders. A "trading day" is any day on which the NYSE is open for business.

    The notice of guaranteed delivery may be delivered by hand to the depositary or transmitted by telegram, facsimile transmission or mail to the depositary and must include a guarantee by an eligible institution in the form that notice of guaranteed delivery sets forth.

    Notwithstanding any other provision hereof, payment for shares accepted for payment pursuant to the offer will in all cases be made only after timely receipt by the depositary of (i) certificates for (or a timely book-entry confirmation with respect to) those shares and, if the Distribution Date occurs, certificates for (or a timely book-entry confirmation, if available, with respect to) the associated Rights (unless the Purchaser elects to make payment for those shares pending receipt of the certificates for, or a book-entry confirmation with respect to, those Rights as described above), (ii) a letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message, and (iii) any other documents required by the letter of transmittal. Accordingly, tendering stockholders may be paid at different times depending on when certificates for shares (or Rights) or book-entry confirmations with respect to shares (or Rights, if available) are actually received by the depositary. UNDER NO CIRCUMSTANCES WILL THE

PURCHASER PAY INTEREST ON THE PURCHASE PRICE OF THE SHARES IT PURCHASES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING THAT PAYMENT.

    If the Rights Condition is satisfied, the guaranteed delivery procedures with respect to certificates for Rights and the requirement for the tender of Rights will no longer apply.

    The valid tender of shares and, if applicable, Rights in accordance with one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser on the terms and subject to the conditions of the offer.

    Appointment. By executing a letter of transmittal (or a facsimile thereof), a tendering stockholder will irrevocably appoint designees of the Purchaser as that stockholder's attorneys-in-fact and proxies in the manner set forth in the letter of transmittal, each with full power of substitution, to the full extent of that stockholder's rights with respect to the shares and Rights tendered by that stockholder and accepted for payment by the Purchaser and with respect to any and all other shares, Rights or other securities or rights issued or issuable in respect of those shares on or after March 12, 2001. All such proxies will be considered coupled with an interest in the tendered shares and Rights. This appointment by a tendering stockholder will be effective when, and only to the extent that, the Purchaser accepts for payment shares tendered by that stockholder as provided herein. On that appointment, all prior powers of attorney, proxies and consents given by the appointing stockholder with respect to its shares accepted for payment (except for any consents issued under the Consent Solicitation), Rights or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to those shares, Rights and other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent without any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for shares and Rights to be deemed validly tendered, the Purchaser must be able, immediately on the Purchaser's acceptance for payment of those shares and Rights, to exercise full voting, consent and other rights with respect to those shares, Rights and other securities or rights, including voting at any meeting of stockholders or acting by written consent without such a meeting.

    Determination of Validity. The Purchaser will decide, in its sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares or Rights, and each such decision will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any shares or Rights of any particular stockholder whether or not it waives similar defects or irregularities in the case of other stockholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Shell, the depositary, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the offer (including the letter of transmittal and the instructions thereto) will be final and binding.

    Backup U.S. Federal Income Tax Withholding. Under the U.S. federal income tax laws, payments in connection with the transaction may be subject to "backup withholding" at a rate of 31 percent unless a stockholder that holds shares (i) provides a correct taxpayer identification number (which, for an individual stockholder, is the stockholder's social security number) and any other required information or (ii) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. To prevent backup U.S. federal income tax withholding on cash payable under the offer or in the proposed merger, as the case may be, each stockholder should provide the depositary with his or her correct taxpayer identification number and certify that he or she is not subject to backup U.S. federal income tax withholding by completing the Substitute Internal Revenue Service Form W-9 the letter of transmittal includes. Noncorporate foreign stockholders should complete and sign an Internal Revenue Service Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the depositary, in order to avoid backup withholding. See Instruction 9 to the letter of transmittal.

SECTION 3. WITHDRAWAL RIGHTS

    Except as this section 3 otherwise provides, tenders of shares and Rights will be irrevocable. Shares and Rights tendered pursuant to the offer may be withdrawn pursuant to the procedures set forth below at any time prior to the expiration date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the offer, may also be withdrawn at any time after May 10, 2001.

    For a withdrawal to be effective, a written notice of withdrawal must be received in a timely manner by the depositary at one of its addresses set forth on the back cover of this offer to purchase and must specify the name of the person having tendered the shares and Rights to be withdrawn, the number of shares and Rights to be withdrawn and the name of the registered holder of the shares and Rights to be withdrawn, if different from the name of the person who tendered the shares and Rights. If certificates for shares or Rights have been delivered or otherwise identified to the depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the depositary and, unless such shares or Rights have been tendered by an eligible institution, the signatures on the notice of withdrawal must be guaranteed by an eligible institution. If shares or Rights have been delivered pursuant to the procedures for book-entry transfer section 2 describes, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares or Rights and otherwise comply with the book-entry transfer facility's procedures. Withdrawals of tenders of shares and Rights may not be rescinded, and any shares and Rights properly withdrawn will thereafter be deemed not validly tendered for purposes of the offer. Withdrawn shares and Rights may be retendered at any time prior to the expiration date by again following one of the procedures section 2 describes. Rights may not be withdrawn unless the related shares are also withdrawn.

    The Purchaser will decide, in its sole discretion, all questions as to the form and validity (including time of receipt) of notices of withdrawal, and each such decision will be final and binding. None of the Purchaser, Shell, the depositary, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    If the Purchaser provides a subsequent offering period following the offer, no withdrawal rights will apply to shares and Rights tendered during that subsequent offering period or to shares and Rights tendered in the offer and accepted for payment.

SECTION 4. ACCEPTANCE FOR PAYMENT AND PAYMENT

    On the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay promptly after the expiration date for all shares validly tendered prior to the expiration date and not properly withdrawn in accordance with section 3. The Purchaser will decide, in its sole discretion, all questions as to the satisfaction of such terms and conditions, and each such decision will be final and binding. See sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. It will effect any such delays in compliance with Exchange Act Rule 14e-1(c) (which relates to the obligation of a bidder to pay for or return tendered securities promptly after the termination or withdrawal of its offer).

    Shell, on behalf of Royal Dutch Petroleum Company, filed a Notification and Report Form with respect to the offer under the HSR Act on March 12, 2001. The waiting period under the HSR Act with respect to the offer will expire at 11:59 p.m., New York City time, on March 27, 2001 unless the Antitrust Division of the Department of Justice or the Federal Trade Commission extends the waiting period by requesting additional information or documentary material from Shell and its affiliates. If such a request is made, the waiting period will expire at 11:59 p.m., New York City time, on the 10th day after substantial compliance by Shell and its affiliates with that request. See section 15 for additional information concerning the HSR Act and the applicability of United States antitrust laws to the offer.

    In all cases, payment for shares accepted for payment pursuant to the offer will be made only after timely receipt by the depositary of (i) certificates for (or a timely book-entry confirmation with respect to) those shares and, if the Distribution Date occurs, certificates for (or a timely book-entry confirmation, if available, with respect to) the associated Rights (unless the Purchaser elects to make payment for those shares pending receipt of the certificates for, or a book-entry confirmation with respect to, those Rights as section 2 describes), (ii) a letter of transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message, and
(iii) any other documents required by the letter of transmittal. The per share consideration paid to any stockholder pursuant to the offer will be the highest per share consideration paid to any other stockholder pursuant to the offer. Accordingly, tendering stockholders may be paid at different times depending on when certificates for shares or book-entry confirmations with respect to shares are actually received by the depositary.

    For purposes of the offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the depositary of the Purchaser's acceptance for payment of those shares. Payment for shares accepted for payment pursuant to the offer will be made by deposit of the purchase price therefor with the depositary, which will act as an agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL THE PURCHASER PAY INTEREST ON THE PURCHASE PRICE OF THE SHARES IT PURCHASES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING THAT PAYMENT.

    If the Purchaser is delayed in its acceptance for payment of or payment for shares or is unable to accept for payment or pay for shares pursuant to the offer for any reason, then, without prejudice to the Purchaser's rights under the offer (but subject to its compliance with Exchange Act Rule 14e-1(c)), the depositary may, nevertheless, on behalf of the Purchaser, retain tendered shares, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, the withdrawal rights section 3 describes.

    If any tendered shares are not purchased pursuant to the offer for any reason, certificates for those shares and the associated Rights will be returned, without expense to the tendering stockholder (or, in the case of shares or Rights delivered by book-entry transfer of those shares or Rights into the depositary's account at the book-entry transfer facility pursuant to the procedures section 2 describes, such shares or Rights will be credited to an account maintained at the book-entry transfer facility), as promptly as practicable after the expiration or termination of the offer.

    The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Shell, or to one or more direct or indirect wholly owned subsidiaries of Shell, the right to purchase shares tendered pursuant to the offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the offer and will in no way prejudice the rights of tendering stockholders to receive payment for shares validly tendered and accepted for payment pursuant to the offer.

SECTION 5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

    The receipt of cash pursuant to the offer or the proposed merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986 (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws.

    Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the offer or in the proposed merger and the aggregate tax basis in the shares (together with the Rights) tendered by the stockholder and purchased pursuant to the offer or converted into cash in the proposed merger, as the case may be. Gain or loss will be calculated separately for each block of shares and Rights tendered and purchased pursuant to the offer or converted into cash in the proposed merger, as the case may be.

    If shares (and associated Rights) are held by a stockholder as capital assets, gain or loss recognized by the stockholder will be capital gain or loss, which will be long-term capital gain or loss if the stockholder's holding period for the shares (and associated Rights) exceeds one year. In the case of a noncorporate stockholder, long-term capital gains will be eligible for a maximum federal income tax rate of 20 percent. In addition, under present law the ability to use capital losses to offset ordinary income is limited.

    The foregoing discussion may not be applicable with respect to (i) shares (and associated Rights) received on the exercise of employee stock options or otherwise as compensation or (ii) holders of shares (and associated Rights) who are subject to special tax treatment under the Code, such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions. In addition, the foregoing discussion may not apply to a holder of shares (and associated Rights) in light of individual circumstances, such as holding shares as a hedge or as part of a straddle or a hedging, constructive sale, integrated or other risk-reduction transaction.

    STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE PROPOSED MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

    Backup Withholding. Certain noncorporate stockholders may be subject to backup withholding at a 31 percent rate on cash payments received in connection with the offer and the proposed merger. Backup withholding will not apply, however, to a stockholder who (i) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the Substitute Internal Revenue Service Form W-9 or successor form the letter of transmittal includes, (ii) provides a certification of foreign status on Internal Revenue Service Form W-8 or successor form or (iii) is otherwise exempt from backup withholding.

    If a stockholder does not provide a correct taxpayer identification number, that stockholder may be subject to penalties imposed by the IRS. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a stockholder's U.S. federal income tax liability provided the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return. Stockholders should consult their own tax advisors as to their qualification for exemption from withholding and the procedure for obtaining the exemption.

SECTION 6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

    The shares are traded on the NYSE under the symbol "BRR." The following table sets forth, for each of the periods indicated, the high and low sales prices per share as reported by the NYSE based on published financial sources.

                                                               HIGH     LOW
                                                              ------   ------
FISCAL YEAR ENDED DECEMBER 31, 1999:
  First Quarter.............................................  $28.00   $15.44
  Second Quarter............................................  $39.81   $24.25
  Third Quarter.............................................  $41.25   $32.25
  Fourth Quarter............................................  $37.31   $23.06
FISCAL YEAR ENDED DECEMBER 31, 2000:
  First Quarter.............................................  $34.44   $19.19
  Second Quarter............................................  $41.63   $27.25
  Third Quarter.............................................  $39.19   $26.69
  Fourth Quarter............................................  $59.81   $35.63
FISCAL YEAR ENDED DECEMBER 31, 2001:
  First Quarter (through March 6, 2001).....................  $58.19   $42.75

    On February 28, 2001, the last trading day before Shell delivered to the Company its letter offering a price of $55.00 per share, the last sale price of the shares reported by the NYSE was $44.25. A $55.00 per share price represents an approximately 24 percent premium over the February 28, 2001 last sale price. On March 6, 2001, the last full trading day before the first public announcement of Shell's intention to commence the offer, the last reported sale price of the shares on the NYSE was $45.62 per share. On March 7, 2001, prior to the commencement of trading, Shell issued a press release announcing its proposal to acquire all outstanding shares of the Company for a price of $55.00 per share. On March 9, 2001, which was the last full trading day before commencement of the offer, the last reported sale price of the shares on the NYSE was $62.52 per share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET PRICE FOR THE SHARES.

    According to the Company 1999 10-K, the Company has never paid any dividends on the shares.

    As of the date of this offer to purchase, the Rights are attached to the shares and are not traded separately. As a result, the sales prices per share set forth above are also the high and low sales prices per share and associated Right during those periods. On the occurrence of the Distribution Date, the Rights are to detach, and may trade separately, from the shares. See section 8. Unless the Company's board of directors redeems the Rights, amends the Rights Agreement to make the Rights inapplicable to the offer or delays the Distribution Date, the Purchaser believes that, as a result of Shell's announcement on March 7, 2001 of its intention to commence the offer, the Distribution Date may occur as early as March 21, 2001. On the basis of publicly available information, the Purchaser believes that, as of March 12, 2001, the Rights were not exercisable, certificates for Rights had not yet been issued and the Rights were evidenced by the certificates for shares. IF THE RIGHTS BEGIN TO TRADE SEPARATELY FROM THE SHARES, STOCKHOLDERS SHOULD ALSO OBTAIN A CURRENT MARKET PRICE FOR THE RIGHTS.

SECTION 7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; SHARE QUOTATION;
           EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

    Market for the Shares. The purchase of shares pursuant to the offer will reduce the number of holders of shares and the number of shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares the public holds.

    Share Quotation. Depending on the number of shares purchased pursuant to the offer, the shares may no longer meet the requirements for continued listing on the NYSE. In that event, the market for the shares could be adversely affected. According to the NYSE's published guidelines, the NYSE would consider delisting the outstanding shares if, among other things, (i) the number of publicly held shares (exclusive of holdings of officers, directors and members of their immediate families and other concentrated holdings of 10 percent or more) falls below 600,000, (ii) the number of record holders of 100 or more shares falls below 400 (or below 1,200 if the average monthly trading volume for the most recent 12 months is below 100,000 shares) or (iii) the aggregate market value of publicly held shares falls below $5 million.

    If the NYSE delists the shares, it is possible that the shares would trade on another securities exchange or in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the shares and the availability of those quotations would, however, depend on the number of the remaining holders of shares, the interests in maintaining a market in shares on the part of securities firms, the possible termination of registration of the shares under the Exchange Act, as described below, and other factors. The Purchaser cannot predict whether the reduction in the number of shares that might otherwise trade publicly would have an adverse or a beneficial effect on the market price for or marketability of the shares or whether it would cause future market prices to be greater or less than the offer price.

    Exchange Act Registration. The shares are currently registered under the Exchange Act. That registration may be terminated on application of the Company to the SEC if the shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of that registration would substantially reduce the information the Company would have to provide to its stockholders and to the SEC and would make various provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement under section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Exchange Act Rule 13e-3 with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of those securities under Rule 144 or 144A under the Securities Act of 1933 may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the shares under the Exchange Act as soon after the completion of the offer as the requirements for that termination are met.

    According to publicly available information, the Rights are registered under the Exchange Act, but are attached to the shares and are not currently separately transferable. Unless the Company's board of directors redeems the Rights, amends the Rights Agreement to make the Rights inapplicable to the offer or delays the Distribution Date, the Purchaser believes that, as a result of Shell's announcement on March 7, 2001 of its intention to commence the offer, the Distribution Date may occur as early as March 21, 2001. On the basis of publicly available information, the Purchaser believes that, as of March 12, 2001, the Rights were not exercisable, certificates for Rights had not yet been issued and the Rights were evidenced by the certificates for shares. See section
8. According to the Company Form 8-A, as soon as possible after the occurrence of the Distribution Date, certificates for Rights will be sent to all holders of Rights and the Rights will become transferable apart from the shares. If the Distribution Date occurs and the Rights separate from the shares, the foregoing discussion with respect to the effect of the offer on Exchange Act registration would apply to the Rights in a similar manner.

    If registration of the shares is not terminated prior to the proposed merger, the shares will be delisted from all stock exchanges and the registration of the shares and Rights under the Exchange Act will be terminated following the consummation of the proposed merger.

    Margin Regulations. The shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among others, of allowing brokers to extend credit on the collateral of the shares. Depending on factors similar to those described above regarding listing and market quotations, it is possible that, following the offer, the shares would no longer constitute "margin securities" under the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for brokers' loans.

SECTION 8. CERTAIN INFORMATION CONCERNING THE COMPANY

    General. The following summary description of the Company does not purport to be complete and is qualified in its entirety by reference to the Company 1999 Form 10-K, the Company's Exchange Act reports and its press release issued March 1, 2001, including such other documents and all financial information (including any related notes) contained or incorporated therein. The Company 1999 Form 10-K and the Company's Exchange Act reports are available for inspection and copies thereof are obtainable in the manner set forth below under "-- Available Information." The information contained in the following summary specific to 1999 was excerpted from information in the Company 1999 10-K and the information contained in the summary specific to 2000 was excerpted from the Company's March 1, 2001 press release.

    The Company is a Delaware corporation with its executive offices at 1515 Arapahoe Street, Tower 3, Suite 1000, Denver, Colorado, and its telephone number at that address is (303)572-3900.

    The Company is an independent natural gas and crude oil exploration and production company that is also involved in natural gas gathering, marketing and trading activities. The Company's properties are primarily focused in the Rocky Mountain region of Colorado, Wyoming and Utah, the Mid-Continent region of Kansas and Oklahoma, and the Gulf of Mexico region of offshore Texas and Louisiana. At December 31, 1999, the Company's estimated proved reserves were 1,134 billion cubic feet of gas equivalent (Bcfe) and total production for 1999 was 103.5 Bcfe. At December 31, 2000, the Company's estimated proven reserves were 1,372 Bcfe, comprised of 1,323 billion cubic feet of natural gas and 8.1 million barrels of crude oil and condensate. The Rocky Mountain region, the focus of the Company's natural gas exploration and development activity, represented 88 percent of the Company's proven reserves in 2000, an increase from 81 percent in 1999. The Company added 356 Bcfe of proven reserves in 2000, replacing 302 percent of 2000 production of 118 Bcfe at an all-in finding cost of $0.82 per thousand cubic feet of gas equivalent. The Company's reserve life is 11.7 years at December 31, 2000. The Company's average daily production was 307 million cubic feet of natural gas and 2,385 barrels of oil for the year ended December 31, 2000. Natural gas production increased 18 percent in 2000 compared to 1999, while total production increased 14 percent in 2000 compared to 1999. In 2000, gas production accounted for 96 percent of the Company's total production on an energy equivalent basis.

    The Company concentrates its activities in core areas in which it has accumulated detailed geologic knowledge and developed significant management expertise: the Piceance Basin in northwestern Colorado, the Wind River Basin in central Wyoming, the Powder River Basin of northeastern Wyoming and the Raton Basin in southern Colorado. The Company also has significant interests in the Hugoton Embayment in southwestern Kansas, the Niobrara play in northeastern Colorado, and the Anadarko Basin in Oklahoma. The Company also owns and operates natural gas gathering assets, interests in pipelines and a natural gas processing plant.

    The Company markets all of its own natural gas and oil production from wells that it operates. In addition, the Company engages in natural gas marketing and trading activities, which involve purchasing from, and sales to, third parties.

    Set forth below is certain selected financial information with respect to the Company excerpted from the information contained in the Company's press release dated March 1, 2001 and the Company 1999 10-K. More comprehensive financial information is included in the Company's press release and the Company 1999 10-K, and the following summary is qualified in its entirety by reference to such press release, the Company 1999 10-K, the Company 2000 10-Q and such other documents and all financial information (including any related notes) contained or incorporated by reference therein. The Company 1999 10-K is available for inspection and copies thereof are obtainable in the manner set forth below under "-- Available Information."

                         BARRETT RESOURCES CORPORATION
                   SELECTED HISTORICAL FINANCIAL INFORMATION
              (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                          YEAR ENDED DECEMBER 31,
                                                    -----------------------------------
                                                       2000
                                                    (UNAUDITED)     1999        1998
                                                    -----------   ---------   ---------
INCOME AND CASH FLOW DATA
Net income........................................  $   27,674    $ 20,828    $(93,743)
Net income per share and common share
  equivalent-diluted..............................        0.83        0.64       (2.95)
Cash flows from operations........................     178,510     112,230     116,970

BALANCE SHEET DATA
Total assets......................................  $1,253,833    $884,301    $838,879
Total long-term debt(1)...........................     398,000     350,000     325,000
Stockholders' equity..............................     412,792     363,648     333,252

---------------

(1) Includes long-term debt and long-term bonds payable according to the Company's press release issued March 1, 2001 and the Company 1999 10-K.

    Available Information. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of those persons in transactions with the Company is required to be disclosed in the Company's proxy statements distributed to the Company's stockholders and filed with the SEC. That information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Copies of that information should be obtainable, by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, DC 20549. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with it. Those reports, proxy and information statements and other information may be found on the SEC's web site address, http://www.sec.gov. That material should also be available for inspection at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

    Except as otherwise stated herein, the information concerning the Company contained herein has been taken from or based on publicly available documents on file with the SEC and other publicly available information. Although the Purchaser and Shell do not have any knowledge that any such information is untrue, neither the Purchaser nor Shell takes any responsibility for the accuracy or completeness of that information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

    The Rights. Set forth below is a summary description of the Rights and the Rights Agreement derived from the Company Form 8-A and the Company 10-K Exhibit.

    On August 4, 1997, the board of directors of the Company declared a dividend distribution of one Right for each outstanding share of common stock, par value $.01 per share, of the Company, payable to the holders of record of the common stock as of the close of business on August 20, 1997. On February 25, 1999, the board of directors of the Company adopted certain amendments to the terms of the Rights. Except as set forth below, each Right, when it becomes exercisable, entitles the registered holder to purchase from the Company one one-thousandth of a share of a series of preferred stock, designated as Series A Junior Participating Preferred Stock, par value $.001 per share, at a price of $150.00 per one one-thousandth of a share, subject to adjustment.

    Until the earlier to occur of (i) a public announcement that, without the prior consent of the board of directors of the Company, a person or group, including any affiliates or associates of such person or group (an "Acquiring Person"), has acquired, or obtained the right to acquire, beneficial ownership of 15 percent or more of the outstanding common stock (the "Stock Acquisition Date") or (ii) 10 business days (or such later date as the board may determine) following the commencement of, or announcement of an intention (which is not subsequently withdrawn) to make, a tender offer or exchange offer that would result in any person or group (and related persons) having beneficial ownership of 15 percent or more of the outstanding common stock without the prior consent of the board of directors (the earlier of such dates being called the "Distribution Date"), the Rights will be attached to all common stock certificates and will be evidenced by the common stock certificates. The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the common stock certificate. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any common stock certificates will also constitute the transfer of the Rights associated with the common stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the common stock as of the close of business on the Distribution Date, and the separate Rights certificates alone will evidence the Rights.

    The Rights are not exercisable until the Distribution Date. The Rights will expire on August 4, 2007, unless earlier redeemed by the Company as described below.

    Unless the Company's board of directors redeems the Rights, amends the Rights Agreement to make the Rights inapplicable to the offer or delays the Distribution Date, the Purchaser believes that, as a result of Shell's announcement on March 7, 2001 of its intention to commence the offer, the Distribution Date may occur as early as March 21, 2001. On the basis of publicly available information, the Purchaser believes that, as of March 12, 2001, the Rights were not exercisable, certificates for Rights had not yet been issued and the Rights were evidenced by the certificates for shares.

    The preferred stock purchasable upon exercise of the Rights will be nonredeemable and junior to any other series of preferred stock the Company may issue (unless otherwise provided in the terms of such stock). Each share of preferred stock will have a preferential quarterly dividend in an amount equal to the greater of $10.00 or 1,000 times the dividend declared on each share of the Company common stock. In the event of liquidation, the holders of preferred stock will receive a preferred liquidation payment per share equal to the greater of $5,000 or 1,000 times the payment made per share of common stock. Each share of preferred stock will have one vote, voting together with the common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of preferred stock will be entitled to receive 1,000 times the amount and type of consideration received per share of common stock. The rights of the preferred stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions. Fractional shares of preferred stock in integral multiples of one one-thousandth of a share of preferred stock will be issuable; however, the Company may elect to distribute depositary receipts in lieu of such fractional shares. In lieu of fractional shares other than fractions that are multiples of one one-thousandth of a share, an adjustment in cash will be made based on the market price of the preferred stock on the last trading date prior to the date of exercise.

    In the event that any person becomes an Acquiring Person, each holder of a Right generally will thereafter have the right for a 60-day period after the later of the date of such event or the effectiveness of an appropriate registration statement (or such other longer period set by the board of directors) to receive upon exercise of the Right that number of units of one one-thousandth of a share of preferred stock (or, under certain circumstances, common stock or other securities) having an average market value during a specified time period (immediately prior to the occurrence of a person becoming an Acquiring Person) of two times the exercise price of the Right (such right being called the "Subscription Right"). Notwithstanding the foregoing, following the occurrence of a person becoming an Acquiring Person, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by the Acquiring Person or any affiliate or associate thereof will be null and void.

    In the event that, at any time following the Stock Acquisition Date, the Company is acquired in a merger or other business combination transaction or 50 percent or more of the Company's assets or earning power are sold (in one transaction or a series of transactions), proper provision shall be made so that each holder of a Right (except a Right voided as set forth above) shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company (or, in the event there is more than one acquiring company, the acquiring company receiving the greatest portion of the assets or earning power transferred) which at the time of such transaction would have a market value of two times the exercise price of the Right (such right being called the "Merger Right"). The holder of a Right will continue to have the Merger Right whether or not such holder exercises the Subscription Right.

    The purchase price payable, the number of Rights and the number of units of one one-thousandth of a share of preferred stock or shares of common stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the preferred stock, (ii) upon the grant to holders of the preferred stock of certain rights or warrants to subscribe for preferred stock, certain convertible securities or securities having the same or more favorable rights, privileges and preferences as the preferred stock at less than the current market price of the preferred stock or (iii) upon the distribution to holders of the preferred stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends out of earnings or retained earnings and dividends payable in common stock) or of subscription rights or warrants (other than those referred to above).

    With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1 percent in such purchase price. No fractional shares will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the preferred stock on the last trading date prior to the date of exercise.

    The number of outstanding Rights associated with each share of common stock and the voting and economic rights of each one one-thousandth of a share of preferred stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the Distribution Date.

    At any time prior to the earlier to occur of (i) the close of business on the Stock Acquisition Date or (ii) the expiration of the Rights, the board of directors of Company may redeem the Rights in whole, but not in part, at a price of $.001 per Right (the "Redemption Price"), which redemption shall be effective upon the action of the board of directors. Additionally, following the Stock Acquisition Date and the expiration of the period during which the Subscription Right is exercisable, the Company may redeem the then outstanding Rights in whole, but not in part, at the Redemption Price, provided that such redemption is in connection with a merger or other business combination transaction or series of transactions involving the Company in which all holders of common stock are treated alike but not involving an Acquiring Person (or any person who was an Acquiring Person) or its affiliates or associates. Upon the effective date of the redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

    Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

    Except as set forth above, the terms of the Rights may be amended by the board of directors of the Company, (i) prior to the Distribution Date in any manner, and (ii) on or after the Distribution Date to cure any ambiguity, to correct or supplement any provision of the Rights Agreement which may be defective or inconsistent with any other provisions, or in any manner not adversely affecting the interests of the holders of the Rights (other than any Acquiring Person), or, subject to certain limitations, to shorten or lengthen any time period under the Rights Agreement.

    The foregoing summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and other documents included in the Company Form 8-A and the Company 10-K Exhibit. The Company Form 8-A and the Company 10-K Exhibit should be available for inspection and copies thereof should be obtainable in the manner set forth below under -- "Available Information."

    BY THE RIGHTS CONDITION, THE OFFER IS CONDITIONED ON THE RIGHTS HAVING BEEN REDEEMED BY THE BOARD OF DIRECTORS OF THE COMPANY OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER.

    UNLESS THE RIGHTS CONDITION IS SATISFIED, STOCKHOLDERS WILL BE REQUIRED TO TENDER ONE RIGHT FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SHARES IN ACCORDANCE WITH THE PROCEDURES SECTION 2 SETS FORTH. UNLESS THE DISTRIBUTION DATE OCCURS, A TENDER OF SHARES WILL ALSO CONSTITUTE A TENDER OF THE ASSOCIATED RIGHTS.

    The Purchaser believes that under the circumstances of the offer, and under applicable law, the board of directors of the Company has a fiduciary obligation to redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the offer and the proposed merger), and the Purchaser is hereby requesting that the Company's board of directors do so. However, there can be no assurance that the board of directors of the Company will redeem the Rights (or amend the Rights Agreement).

    By means of the Consent Solicitation, the Purchaser expects to seek to remove without cause the members of the current board of directors of the Company and to replace them with the Nominees. If elected to the board, the Nominees may redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the transaction), thereby satisfying the Rights Condition.

SECTION 9. CERTAIN INFORMATION CONCERNING THE PURCHASER AND ITS AFFILIATES

    General. The Purchaser, a Delaware corporation, was formed to acquire the Company and has not conducted any unrelated activities since its organization. Its principal office is located at P.O. Box 8985, Wilmington, Delaware 19899 and its telephone number is (713) 241-6161. Shell indirectly owns all outstanding shares of capital stock of the Purchaser.

    Shell is a Delaware corporation with its principal offices located at One Shell Plaza, 910 Louisiana, Houston, Texas 77002; and its telephone number is
(713) 241-6161. Shell is wholly owned by Shell Petroleum Inc., a Delaware corporation, whose shares are directly or indirectly owned 60 percent by Royal Dutch Petroleum Company, The Hague, The Netherlands, and 40 percent by The "Shell" Transport and Trading Company, p.l.c., London, England. Royal Dutch Petroleum Company and The "Shell" Transport and Trading Company, p.l.c., are holding companies which together directly or indirectly own securities of companies of the Royal Dutch/ Shell Group of Companies, the members of which are severally engaged throughout the greater part of the world in all of the principal aspects of the oil and natural gas industry. They also have substantial interests in chemicals and additional interests in power generation, renewable resources (chiefly in forestry and solar energy), coal and other businesses.

    Shell and its subsidiaries and entities in which it holds ownership interests are engaged, principally in the United States, in the exploration for, and development, production, purchase, transportation and marketing of, crude and natural gas, and the purchase, manufacture, transportation and marketing of oil and chemical products. In addition, subsidiaries of Shell are engaged in the exploration for, and production of, crude oil and natural gas outside the United States on a limited and selected basis.

    Shell's oil and gas exploration and production operating segment, including its ownership interest in companies accounted for using the equity method of accounting, is engaged principally in the United States in the exploration for and production of crude oil and natural gas. The Gulf of Mexico, California and Texas are the principal areas of activity.

    Except as described in this offer to purchase, including the schedules hereto, (i) none of the Purchaser, Shell or, to the best of their knowledge, any of the persons listed in Schedule I to this offer to purchase, or any associate or majority-owned subsidiary of Shell or the Purchaser or, to the best of their knowledge, any associate or majority-owned subsidiary of any of the persons listed in Schedule I to this offer to purchase, beneficially owns or has any right to acquire, directly or indirectly, any equity securities of the Company, and (ii) none of the Purchaser, Shell or, to the best of their knowledge, any of the persons listed in Schedule I to this offer to purchase has effected any transaction in such equity securities during the past 60 days. The Purchaser and Shell disclaim beneficial ownership of any shares owned by any pension plans of Shell or the Purchaser or any pension plans of any associate or majority-owned subsidiary of the Purchaser or Shell.

    Except as described in this offer to purchase, none of the Purchaser, Shell or, to the best of their knowledge, any of the persons listed in Schedule I to this offer to purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this offer to purchase, during the past two years, none of the Purchaser, Shell or, to the best of their knowledge, any of the persons listed on Schedule I hereto has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the offer. Except as set forth in this offer to purchase, during the past two years, there have been no contacts, negotiations or transactions between any of the Purchaser, Shell or any of their subsidiaries or, to the best knowledge of the Purchaser and Shell, any of the persons listed in Schedule I to this offer to purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

    Available Information. Shell is no longer subject to the informational requirements of the Exchange Act, and has ceased to file reports and other information with the SEC. However, Royal Dutch Petroleum Company and The "Shell" Transport and Trading Company, p.l.c. are each subject to the informational requirements of the Exchange Act and, in accordance therewith, are required to file annual reports on Form 20-F with the SEC relating to their business, financial condition and other matters. Such reports and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, NW, Washington, DC 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable, by mail, on payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, NW, Washington, DC 20549.

SECTION 10. SOURCE AND AMOUNT OF FUNDS

    The offer is not conditioned on any financing arrangements.

    The Purchaser estimates that the total amount of funds required to purchase pursuant to the offer the number of shares that are outstanding on a fully diluted basis and to pay fees and expenses related to the offer and the Consent Solicitation will be approximately $1.98 billion. The Purchaser plans to obtain all funds needed for the offer through a capital contribution or intercompany loan which will be made by Shell to the Purchaser at the time the Purchaser accepts for payment shares tendered pursuant to the offer.

    Shell intends to use cash on hand or available to it to make this capital contribution or intercompany loan. As of December 31, 2000, Shell and its consolidated subsidiaries had total assets in excess of $30 billion.

SECTION 11. CONTACTS AND TRANSACTIONS WITH THE COMPANY; BACKGROUND OF THE OFFER

    On February 23, 2001, at the request of Shell, a representative of Lehman Brothers, Shell's financial advisor, telephoned Mr. Peter A. Dea, the chairman and chief executive officer of the Company, to discuss a potential meeting between Mr. Dea and Mr. Walter van de Vijver, the president and chief executive officer of Shell Exploration and Production Company. On February 26, 2001, Mr. Dea returned the call and the Lehman Brothers representative expressed Mr. van de Vijver's interest in meeting with Mr. Dea to discuss a possible business arrangement between Shell and the Company. Mr. Dea responded that he was not interested in meeting with Shell.

    On March 1, 2001, Mr. van de Vijver telephoned Mr. Dea to propose Shell's acquisition of the Company at a price of $55.00 per share in cash. Mr. Dea expressed his thanks for Shell's interest but further responded that the Company had no interest beyond executing its existing strategy. Mr. Dea indicated that he would notify the Company's board of directors of Shell's offer. Thereafter, Mr. van de Vijver confirmed Shell's proposal by delivering the following letter to Mr. Dea:

March 1, 2001

Board of Directors
Barrett Resources Corporation
1515 Arapahoe Street
Tower 3, Suite 1000
Denver, CO 80202

Attention: Peter A. Dea, Chairman and Chief Executive Officer

Dear Peter:

    I enjoyed our telephone conversation this morning. Thanks for your complimentary remarks about Shell. As I said to you, Shell has a strong interest in establishing a presence in the Rockies, and we envision Barrett serving as the cornerstone of this new growth oriented core area. We are committed to pursuing a transaction with Barrett. While we would prefer to negotiate and announce a definitive agreement between our companies in the very near term, we are prepared to go forward unilaterally by taking our proposal directly to your shareholders.

    If you are prepared to negotiate, we and our advisors are ready to meet with you promptly with a goal of entering into a merger agreement with Barrett that would provide for a two step acquisition transaction. In the first step, a Shell subsidiary would make a tender offer for all outstanding Barrett shares at a price of $55.00 per share in cash. The tender offer would be subject to a minimum tender condition of at least 50.1% of the outstanding shares. In the second step, our acquisition subsidiary and Barrett would merge in a transaction in which all remaining Barrett shares would be acquired for the same cash price per share of $55.00. We contemplate that all currently outstanding Barrett employee stock options would be entitled to cash payments based on the spread between the acquisition price offered and the exercise price of the options. The merger agreement would not be conditioned upon engaging in any due diligence but would be subject to customary conditions, including, among other things, the receipt of required regulatory approvals, the satisfaction of a minimum share tender condition in the tender offer and the removal of your anti-takeover defenses. You are hereby advised that we have sufficient cash on hand to complete the transaction. We are eager to move ahead and look forward to your prompt response to our offer to negotiate a merger proposal.

    If, on the other hand, you are unwilling to engage in substantive negotiations, we intend to commence the cash tender offer outlined above within the next several days.

    Shell has devoted significant resources to studying the Rocky Mountain region, and we share your enthusiasm for this area. Barrett has built a strong position in the area and Barrett's employees have been a critical part of the region's development. Given Shell's commitment to this region, it is our strong desire to retain substantially all of Barrett's employees. Since we currently have no physical E&P presence in the region, we would also expect to make Denver our new base of operations for expansion and growth in the Rockies. We believe that our desire to retain Barrett employees will help minimize much of the personnel disruption that often results from acquisition transactions. We believe that with Barrett's people and Shell's technology and capital strength, we can continue to grow reserves and production.

    We believe that our fully funded cash offer at the attractive price we have proposed would be well received by your shareholders. We hope that your employees will be excited about the prospect of working with Shell to continue to develop the region. We hope you share our enthusiasm for this transaction, and I would appreciate hearing from you by the close of business on Monday, March 5, 2001 with your response.

                                            Very truly yours,

                                            /s/ Walter van de Vijver

                                            Walter van de Vijver
                                            President and CEO

    On March 5, 2001, Mr. van de Vijver attempted to telephone Mr. Dea to offer to meet to discuss Shell's proposal to acquire the Company. In response, Mr. Dea sent the following letter to Mr. van de Vijver:

March 5, 2001

Shell Exploration & Production Co.
One Shell Plaza
P.O. Box 2463
Houston, Texas 77252-2463

Attention: Walter van de Vijver, President and CEO

Dear Walter:

    We received your March 1st letter and proposal for a transaction. We have discussed your letter over the weekend in a telephonic meeting of our Board and plan to discuss it further at our regularly scheduled Board meetings on March 7 and 8. A matter of this significance merits very careful consideration by our Board. We expect to respond to your letter no later than the close of business on Friday, March 9.

                                            Very truly yours,

                                            /s/ Peter A. Dea

                                            Peter A. Dea
                                            Chairman of the Board
                                            and Chief Executive Officer

    After receiving Mr. Dea's letter, on March 5, 2001, Mr. van de Vijver telephoned Mr. Dea to again offer to meet to discuss Shell's proposal to acquire the Company set forth in his March 1 letter. Mr. Dea informed Mr. van de Vijver that he would discuss a possible meeting with other directors of the Company and would telephone Mr. van de Vijver on the morning of March 6, 2001 with a response.

    On March 6, 2001, Mr. Dea telephoned Mr. van de Vijver to state that he was not interested in a meeting at that time and that the Company would consider Shell's offer at its regularly scheduled board meetings on March 7-8.

    On March 7, 2001, Shell released the text of its March 1, 2001 letter and issued the following press release:

            SHELL OIL COMPANY ANNOUNCES PROPOSAL TO ACQUIRE BARRETT
                      RESOURCES FOR $55 PER SHARE IN CASH

    HOUSTON (MARCH 7, 2001) -- Shell Oil Company (Shell), a wholly owned member of the Royal Dutch/ Shell Group, today announced that on March 1, 2001, it made a proposal to the Board of Directors of Barrett Resources Corporation (NYSE:
BRR) to acquire all of the outstanding shares of Barrett common stock at a price of $55.00 per share in cash. The price offered represents a 24 percent premium over the Feb. 28, 2001, closing price of $44.25, the day before Shell first made its acquisition proposal. This offer represents an aggregate purchase price of approximately $1.8 billion plus the assumption of Barrett's debt of approximately $400 million.

    Barrett has advised Shell that the Barrett Board of Directors will consider the proposal at its regularly scheduled meeting on March 7 and 8, 2001, and will respond to Shell's proposal no later than Friday, March 9, 2001.

    "Shell appreciates the seriousness with which Barrett's Board is approaching our proposal, and we are hopeful that the Barrett Board will respond favorably," said Mr. Walter van de Vijver, president and CEO of Shell Exploration & Production Company, the exploration and production arm of Shell Oil Company. "We are standing by and are ready to negotiate a merger agreement promptly so that Barrett's shareholders can consider our $55.00 per share cash offer. However, absent a positive response from Barrett's Board, Shell intends to commence a fully funded, all cash tender offer for all outstanding Barrett shares.

    "The acquisition of Barrett will give Shell an immediate material presence in the Rocky Mountain region, the second largest natural gas basin in the U.S., as well as significant additional natural gas production and reserves," said Mr. van de Vijver. "This transaction will strengthen and diversify our asset portfolio and will enhance Shell's natural gas position with tangible growth opportunities outside our existing core areas. We also look forward to adding substantially all of Barrett's talented employee base to the Shell team."

    Shell's tender offer would be conditioned on, among other things, the acquisition of at least a majority of the outstanding Barrett shares. The offer would not be contingent on the receipt of financing. The terms and conditions of the offer would be set forth in tender offer materials which Shell would file with the Securities and Exchange Commission (SEC) and mail to Barrett's shareholders. In conjunction with any such tender offer, Shell would also file preliminary consent solicitation materials with the SEC.

    Also, on March 7, 2001, Mr. van de Vijver delivered the following letter to Mr. Dea:

March 7, 2001

Mr. Peter A. Dea
Chairman and Chief Executive Officer
Board of Directors
Barrett Resources Corporation
1515 Arapahoe Street
Tower 3, Suite 1000
Denver, CO 80202

Dear Peter:

    I wanted you to know that this morning we are issuing a press release announcing Shell's proposal to acquire Barrett Resources under the terms we discussed. While we are gratified that your board will give careful consideration to our proposal today, to the extent you may also be considering other alternative transactions, we felt the market and your shareholders should be aware of our commitment to making this acquisition. Nonetheless, I am anxiously awaiting the board's response to our proposal, and I want you to know that my advisors and I can meet with you and your advisors on very short notice any time during the next two or three days.

    In connection with your board meeting, I urge your board to take action to remove the impediments to our acquisition proposal that are presently contained in Barrett's poison pill rights plan and in Barrett's bylaws. This action would insure that Barrett's stockholders would be able to consider and respond to our offer themselves.

    I also wanted to inform you that, as a Barrett shareholder, Shell Oil Company will today commence a declaratory judgment action in Delaware Chancery Court seeking invalidation of certain provisions of Barrett's bylaws which could be used as impediments to our proposal. While we hope that the Barrett board will act to remove the invalid bylaw provisions that purport to limit shareholder rights, out of an abundance of caution, we have proceeded with the suit.

    As I have said before, we prefer to proceed on a negotiated basis, but if your board chooses a different course, we intend to take our proposal directly to the Barrett stockholders.

    I look forward to talking with you promptly after your board meeting.

                                            Very truly yours,

                                            /s/  Walter van de Vijver

                                            Walter van de Vijver
                                            President and CEO

    On March 8, 2001, Mr. Dea delivered the following letter to Mr. van de
Vijver:

March 8, 2001

Mr. Walter van de Vijver
President and Chief Executive Officer
Shell Exploration & Production Company
One Shell Plaza
P.O. Box 2463
Houston, Texas 77252-2463

Dear Walter:

    The Board of Directors of Barrett Resources Corporation has fully considered and rejected Shell's proposal to acquire Barrett. As reflected in the attached press release, which is being concurrently issued, we are initiating a process to maximize shareholder value. Because of your stated desire to negotiate a friendly acquisition of Barrett, we invite you to participate in the process.

    Our financial advisors, Goldman Sachs and Petrie Parkman, will be contacting Lehman Brothers to encourage your participation.

                                            Sincerely yours,

                                            /s/  Peter A. Dea

                                            Peter A. Dea
                                            Chairman and Chief Executive Officer

    Also on March 8, 2001, the Company released the text of its March 8, 2001 letter and issued the following press release:

              BARRETT RESOURCES TO PURSUE STRATEGIC ALTERNATIVES,
                    INCLUDING A POSSIBLE SALE OF THE COMPANY

    DENVER, (MARCH 8, 2001) -- Barrett Resources Corporation (NYSE: BRR) today announced that its Board of Directors has reviewed, considered and rejected Shell Oil Company's unsolicited proposal to acquire the Company. The Board has determined that, in light of the Shell proposal and relevant industry conditions, it is appropriate to take all necessary steps to maximize shareholder value. Accordingly, it has authorized management to pursue strategic alternatives, including seeking proposals from a number of qualified parties, rather than commencing negotiations solely with Shell under artificial deadlines that only serve Shell's interests. The process initiated by the Board will be designed to facilitate a full appreciation of the value of Barrett's assets and to create a competitive situation in which Shell is being invited to participate along with others.

    Barrett noted that Shell's proposal was based on publicly available information without the benefit of any due diligence with the Company. Barrett believes that, in properly valuing the Company, Shell and other potential parties would find it highly important to consider confidential, nonpublic information regarding the Company's focused natural gas potential in the Rocky Mountain region.

    The Company's management and advisors will promptly assemble materials to be shared with qualified parties, subject to an appropriate confidentiality agreement. These participants will be given access to a data room and provided with other detailed due diligence information. Final proposals will be requested by Barrett after the participants have had an opportunity to conduct their due diligence. The Company reserves the right to modify this process at any time. No assurance can be given that a sale of the Company will occur, or on what terms.

    "We are inviting Shell to participate in this process," said Peter A. Dea, Chairman and Chief Executive Officer of Barrett. "If Shell attempts to bypass this orderly process designed to maximize shareholder value, the Board will consider that action in due course. In the meantime, the Board urges shareholders to take no action with respect to their holdings of the Company."

    Goldman, Sachs & Co. and Petrie Parkman & Co. are acting as the Company's financial advisors and Sidley & Austin is acting as the Company's legal counsel.

    Following the receipt of the Company's press release and letter on March 8, 2001, a representative of Goldman, Sachs & Co. ("Goldman Sachs"), the Company's financial advisor, and a representative of Lehman Brothers had a telephone conversation in which they discussed the Company's rejection of Shell's proposal and the auction process announced in the Company's press release. The Goldman Sachs representative indicated that the Company's board of directors is committed to reviewing the Company's strategic alternatives but that the process will not necessarily result in a sale of the Company. In that conversation, the Goldman Sachs representative indicated that the process announced in the press release would probably not result in any negotiations respecting any transaction for at least 60 days. The Lehman Brothers representative requested, on behalf of the Purchaser and Shell, a copy of the Company's confidentiality agreement for its proposed auction process in connection with the review of the strategic options available to Shell, and a copy was provided.

    On Monday, March 12, Shell issued the following press release and commenced the offer:

SHELL OIL COMPANY COMMENCES TENDER OFFER FOR BARRETT RESOURCES AT $55 PER SHARE
                                    IN CASH

    HOUSTON (MARCH 12, 2001) -- Shell Oil Company (Shell), a wholly-owned member of the Royal Dutch/Shell Group, today announced that it has commenced a tender offer for all outstanding shares of Barrett Resources Corporation (Barrett) at $55 per share in cash. The offer price for the Common Stock represents a 24 percent premium over Barrett's market price of $44.25 per share on Feb. 28, 2001, the last trading day prior to Shell's initial acquisition proposal.

    "We consider it a positive sign that Peter Dea and Barrett's Board of Directors have said they are considering strategic alternatives, but it is not clear that they are committed to the sale of the company," said Walter van de Vijver, president and CEO of Shell Exploration & Production Company, the exploration and production arm of Shell Oil Company. "That is why Shell has chosen to take its offer directly to the Barrett shareholders rather than participate in the auction process proposed by Barrett's Board. We continue to believe that the best choice is to accept our fully funded cash offer.

    "We also note that Barrett's board has not said that our $55 per share offer is inadequate, so we assume that they and their advisors have concluded that our offer is in an appropriate range," he continued. "We have decided to make our tender offer available to shareholders today because we continue to believe that our fully funded cash offer represents a full and fair value for the company.

    "We are concerned, as their shareholders also may be, that the prolonged auction process could be a distraction to Barrett's employees and have an adverse impact on their ability to effectively operate the business. Under the auction process Barrett has established, it could take over two months before Barrett shareholders know whether or not they have any further options," Mr. van de Vijver added.

    Shell's tender offer is conditioned upon, among other things, the acquisition of at least a majority of the outstanding shares. The tender offer and withdrawal rights will expire at midnight (EDT) on April 6, 2001, unless extended. The offer is not contingent on the receipt of financing. The terms and conditions of the offer will be set forth in tender offer materials being filed today with the Securities and Exchange Commission to be mailed promptly to Barrett shareholders.

    Lehman Brothers Inc. is acting as Dealer Manager for the Shell offer, and Morrow & Co., Inc. is acting as Information Agent.

SECTION 12. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY

    Purpose. The purpose of the offer is to enable Shell to acquire control of, and the entire equity interest in, the Company. The offer, as the first step in Shell's acquisition of the Company, is intended to facilitate the acquisition of all the shares. Shell currently intends to effect the proposed merger, as soon as practicable following consummation of the offer. The Company would become an indirect wholly owned subsidiary of Shell as a result of this merger. When the proposed merger takes place, each then outstanding share (other than shares Shell indirectly owns through the Purchaser or any other of its direct or indirect wholly owned subsidiaries, shares the Company holds as its treasury shares and shares of stockholders who perfect available appraisal rights under the DGCL) would convert into the right to receive an amount in cash equal to the price per share the Purchaser has paid pursuant to the offer.

    Except in the case of a "short-form" merger, the DGCL will require the approval of the Company's board of directors and the affirmative vote of holders of a majority of the outstanding shares (including any shares owned by the Purchaser) in order to effect the proposed merger. If the Purchaser acquires, through the offer or otherwise, at least a majority of the outstanding shares, which would be the case if the Minimum Tender Condition were satisfied and the Purchaser were to accept for payment shares tendered pursuant to the offer, it would have sufficient voting power to effect the proposed merger without the vote of any other stockholder of the Company.

    The DGCL provides that if one corporation owns at least 90 percent of the outstanding shares of each class of another corporation, the two corporations may merge in a "short-form" merger without a vote of the subsidiary's minority stockholders. Accordingly, if, as a result of the offer or otherwise, the Purchaser acquires at least 90 percent of the outstanding shares, the Purchaser could, and intends to, effect the proposed merger as a "short-form" merger without prior notice to, or any action by, any other stockholder of the Company.

    If the proposed merger does not take place, the Purchaser or an affiliate of the Purchaser may, either immediately following the consummation or termination of the offer (whether or not the Purchaser purchases shares under the offer), or from time to time thereafter, seek to acquire additional shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, on such terms and at such prices as it may determine, which may be more or less than the price the Purchaser is offering to pay under the offer.

    The timing of the consummation of the offer and the proposed merger will depend on a variety of factors and legal requirements, the actions of the Company's board of directors, the number of shares, if any, the Purchaser acquires under the offer and whether the conditions to the offer have been satisfied or waived. Shell can give no assurance that the proposed merger will be consummated or as to the timing of the proposed merger if it is consummated.

    In the Consent Solicitation, the Company will be seeking written consents from stockholders of the Company for the following purposes: (i) to remove without cause all members of the board of directors of the Company who are in office immediately prior to that removal and (ii) to elect Messrs. Francis L. Durand, R. W. Leftwich and J. Hugh Roff Jr. (the "Nominees") to serve as directors of the Company.

    The principal reason the Purchaser is seeking to elect the Nominees to the Company's board is their willingness to consider, consistent with their fulfillment of their fiduciary duties under Delaware law, whether to take such actions as they may deem necessary or appropriate to expedite the prompt consummation of our transaction, including:

    - redeeming the Rights or amending the Rights Agreement to make the Rights inapplicable to the offer and the proposed merger, thereby satisfying the Rights Condition to the consummation of the offer;

    - approving the offer and the proposed merger before Shell and the Purchaser become "interested stockholders" under section 203, thereby satisfying the Business Combination Condition to the consummation of the offer; and

    - rendering inapplicable, if otherwise applicable, article IV of the Company's bylaws to our transaction, thereby satisfying the Bylaws Conditions;

or, if a proposal has been made respecting a transaction that is determined to be superior to our transaction for the Company's stockholders, whether to take such actions as they may deem necessary or appropriate to facilitate that proposed transaction. The adoption of the proposals by the Company's stockholders would expedite the prompt consummation of the offer and the proposed merger. This adoption would require the affirmative written consent of the holders of a majority of the outstanding shares of the Company's common stock and either the amendment or waiver by the Company's board of one or more provisions in the Company's bylaws or the invalidation of those provisions by, or other relief from, a court.

    THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF CONSENTS FROM THE COMPANY'S STOCKHOLDERS. ANY SUCH SOLICITATION, INCLUDING THE CONSENT SOLICITATION, WILL BE MADE ONLY BY SEPARATE CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE EXCHANGE ACT.

    Plans for the Company. The Purchaser and Shell expect that, initially following the consummation of the transaction, the business and operations of the Company will, except as described in this offer, be continued substantially as they are currently being conducted. Shell has not made any decisions with respect to the composition of the Company's management team following the consummation of the transaction. Shell will continue to evaluate the business and operations of the Company during the pendency of the offer and after the consummation of the transaction and will take such actions as it deems appropriate under the circumstances then existing. It intends to seek additional information about the Company during this period. Thereafter, it intends to review that information as part of a comprehensive review of the Company's business, assets, operations, capitalization, dividend policy, management and personnel, with a view to optimizing development of the Company's potential in conjunction with the Company's current and future business. Following that review, Shell may consider replacing certain of the Company's management and/or personnel or divesting certain of the Company's non-strategic, non-core assets.

    Except as described above or elsewhere in this offer to purchase, the Purchaser and Shell have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving the Company (such as a merger, reorganization or liquidation) (ii) any purchase, sale or transfer of a material amount of the Company's assets, (iii) any change in the Company's board of directors or management personnel, except as the Consent Solicitation contemplates, (iv) any material change in the Company's indebtedness, capitalization or dividend policy, (v) any other material change in the Company's corporate structure or business, (vi) a class of securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association, (vii) a class of equity securities of the Company becoming eligible for termination of registration under section 12(g) of the Exchange Act, (viii) the acquisition or disposition of securities of the Company or (ix) changes in the Company's certificate of incorporation or bylaws, unless the Company is the surviving entity in connection with the proposed merger described herein.

    Appraisal Rights. The holders of shares will not have appraisal rights as a result of the offer. If the proposed merger is consummated, however, holders of shares at the effective time of that merger who do not vote in favor of, or consent to, the merger will have rights under section 262 of the DGCL to demand appraisal of their shares. Under section 262, stockholders who demand appraisal and comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their shares (exclusive of any element of value arising from the accomplishment or expectation of the proposed merger) and to receive payment of that fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of shares could be based upon factors other than, or in addition to, the price per share to be paid in the proposed merger or the market value of the shares. The value so determined could be more or less than the price per share to be paid in the proposed merger.

    The foregoing summary of section 262 does not purport to be complete and is qualified in its entirety by reference to section 262. FAILURE TO FOLLOW THE STEPS SECTION 262 REQUIRES FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF THOSE RIGHTS.

    "Going Private" Transactions. Exchange Act Rule 13e-3 applies to various types of "going private" transactions. The Purchaser does not believe that this rule would apply to the proposed merger unless it takes place more than one year after the termination of the offer. If applicable, Rule 13e-3 requires, among other things, that financial information concerning the fairness of the proposed transaction and the consideration offered to public stockholders in that transaction be filed with the SEC and disclosed to those stockholders prior to the consummation of that transaction.

SECTION 13. DIVIDENDS AND DISTRIBUTIONS

    If, on or after March 12, 2001, the Company should (i) split, combine or otherwise change the shares or its capitalization (other than by redemption of the Rights in accordance with their terms as publicly disclosed prior to March 12, 2001), (ii) acquire or otherwise cause a reduction in the number of outstanding shares or other securities (other than as aforesaid) or (iii) issue or sell additional shares (other than the issuance of shares under option prior to March 12, 2001, in accordance with the terms of those options as publicly disclosed prior to March 12, 2001), shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, then, subject to the provisions of section 14, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the offer price and other terms of the offer, including, without limitation, the number or type of securities offered to be purchased.

    If, on or after March 12, 2001, the Company should declare or pay any cash dividend on the shares or other distribution on the shares, or issue with respect to the shares any additional shares, shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the shares purchased under the offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of section 14, (i) the offer price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (ii) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (b) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of that exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire offer price or deduct from the offer price the amount or value thereof, as determined by the Purchaser in its sole discretion.

SECTION 14. CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other term or provision of the offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the offer at any time, in its sole discretion, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Exchange Act Rule 14e-1(c) (relating to the Purchaser's obligation to pay for or return tendered shares promptly after the termination or withdrawal of the offer), to pay for, and may delay the acceptance for payment of and accordingly the payment for, any tendered shares if, in the sole judgment of Purchaser, (i) the Minimum Tender Condition shall not have been satisfied, (ii) the Rights Condition shall not have been satisfied, (iii) the Business Combination Condition shall not have been satisfied, (iv) the Bylaws Condition shall not have been satisfied, or (v) any waiting period under the HSR Act applicable to the purchase of shares under the offer shall not have expired or been terminated. Furthermore, notwithstanding any other term or provision of the offer, the Purchaser will not be required to accept for payment or, subject as aforesaid, to pay for any shares not theretofore accepted for payment or paid for, and may terminate or amend the offer if, at any time on or after March 12, 2001, and before the acceptance of those shares for payment or the payment therefor, any of the following events or facts shall have occurred:

        (a) there shall be threatened, instituted or pending any action, proceeding, application or counterclaim by any government or governmental, regulatory or administrative authority or agency, domestic, foreign or supranational (each, a "Governmental Entity"), or by any other person, domestic or foreign, before any court or Governmental Entity, (i) (A) challenging or seeking to, or which is reasonably likely to, make illegal, delay or otherwise directly or indirectly restrain or prohibit, or seeking to, or which is reasonably likely to, impose voting, procedural, price or other requirements, in addition to those the federal securities laws and the DGCL (each as in effect on the date of this offer to purchase) require, in connection with, the making of the offer, the acceptance for payment of, or payment for, some of or all the shares by the Purchaser, Shell or any other affiliate of Shell or the consummation by the Purchaser, Shell or any other affiliate of Shell of a merger or other similar business combination with the Company, (B) seeking to obtain material damages or (C) otherwise directly or indirectly relating to the transactions contemplated by the offer, the proposed merger or any such merger or business combination, (ii) seeking to prohibit the ownership or operation by the Purchaser, Shell or any other affiliate of Shell of all or any portion of the business or assets of the Company and its subsidiaries or of the Purchaser, Shell or any other affiliate of Shell or to compel the Purchaser, Shell or any other affiliate of Shell to dispose of or hold separate all or any portion of the business or assets of the Company or any of its subsidiaries or of the Purchaser, Shell or any other affiliate of Shell or seeking to impose any limitation on the ability of the Purchaser, Shell or any other affiliate of Shell to conduct such business or own such assets, (iii) seeking to impose or confirm limitations on the ability of the Purchaser, Shell or any other affiliate of Shell effectively to exercise full rights of ownership of the shares or Rights, including, without limitation, the right to vote any shares acquired or owned by the Purchaser, Shell or any other affiliate of Shell on all matters properly presented to the Company's stockholders, (iv) seeking to require divestiture by the Purchaser, Shell or any other affiliate of Shell of any shares, (v) seeking any material diminution in the benefits expected to be derived by the Purchaser, Shell or any other affiliate of Shell as a result of the transactions contemplated by the offer or any merger or other similar business combination with the Company, (vi) which otherwise directly or indirectly relating to the offer or which otherwise, in the sole judgment of the Purchaser, might materially adversely affect the Company or any of its subsidiaries or the Purchaser, Shell or any other affiliate of Shell or the value of the shares or (vii) in the sole judgment of the Purchaser, materially adversely affecting the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries;

        (b) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable to (i) the Purchaser, Shell or any other affiliate of Shell or the Company or any of its subsidiaries or (ii) the offer or the proposed merger or any merger or other similar business combination by the Purchaser, Shell or any other affiliate of Shell with the Company, by any government, legislative body or court, domestic, foreign or supranational, or Governmental Entity, other than the routine application of the waiting period provisions of the HSR Act to the offer, that, in the sole judgment of the Purchaser, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vii) of paragraph (a) above;

        (c) any change shall have occurred or been threatened (or any condition, event or development shall have occurred or been threatened involving a prospective change) in the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries that, in the sole judgment of the Purchaser, is or may be materially adverse to the Company or any of its subsidiaries, or the Purchaser shall have become aware of any facts that, in the sole judgment of the Purchaser, have or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or the value of the shares to the Purchaser, Shell or any other affiliate of Shell;

        (d) there shall have occurred or been threatened (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with any such exchange or market not related to market conditions), (ii) any extraordinary or material adverse change in the financial markets or major stock exchange indices in the United States or abroad in the market price of shares, (iii) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the sole judgment of the Purchaser, have a material adverse effect upon the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries or the trading in, or value of, the shares, (iv) any material change in United States currency exchange rates or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) any limitation (whether or not mandatory) by any government, domestic, foreign or supranational, or Governmental Entity on, or other event that, in the sole judgment of the Purchaser, might affect the extension of credit by banks or other landing institutions, (vii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof;

        (e) the Company or any of its subsidiaries shall have (i) split, combined or otherwise changed, or authorized or proposed a split, combination or other change of, the shares or its capitalization (other than by redemption of the Rights in accordance with their terms as publicly disclosed prior to March 12, 2001), (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding shares or other securities (other than as aforesaid), (iii) issued or sold, or authorized or proposed the issuance, distribution or sale of, additional shares (other than the issuance of shares under option prior to March 12, 2001, in accordance with the terms of those options as publicly disclosed prior to March 12, 2001), shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, (iv) declared or paid, or proposed to declare or pay, any dividend or other distribution, whether payable in cash, securities or other property, on or with respect to any shares of capital stock of the Company, (v) altered or proposed to alter any material term of any outstanding security (including the Rights) other than to amend the Rights Agreement to make the Rights inapplicable to the offer and the proposed merger, (vi) incurred any debt other than in the ordinary course of business or any debt containing burdensome covenants, (vii) authorized, recommended, proposed or entered into an agreement with respect to any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, release or relinquishment of any material contractual or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business,

    (viii) authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement or arrangement with any person or group that in the sole judgement of the Purchaser could adversely affect either the value of the Company or any of its subsidiaries or the value of the shares to the Purchaser, Shell or any other affiliate of Shell, (ix) entered into any employment, severance of similar agreement, arrangement or plan with or for the benefit of any of its employees other than in the ordinary course of business or entered into or amended any agreements, arrangements or plans so as to provide for increased or accelerated benefits to the employees as a result of or in connection with the transactions the offer contemplates, (x) except as applicable law may require, taken any action to terminate or amend any employee benefit plan (as defined in section 3(2) of the Employee Retirement Income Security Act of 1974) of the Company or any of its subsidiaries or the Purchaser shall have become aware of any such action that was not disclosed in publicly available filings prior to March 12, 2001 or (xi) amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (other than an amendment to the bylaws effected at the request of Shell), or the Purchaser shall become aware that the Company or any of its subsidiaries shall have proposed or adopted any such amendment that was not disclosed in publicly available filings prior to March 12, 2001;

        (f) a tender or exchange offer for any shares shall have been made or publicly proposed to be made by any other person (including the Company or any of its subsidiaries or affiliates), or it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (i) any person, entity (including the Company or any of its subsidiaries) or "group" (within the meaning of section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than five percent of any class or series of capital stock of the Company (including the shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5 percent of any class or series of capital stock of the Company (including the shares), other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13G on file with the SEC prior to March 12, 2001,
    (ii) any such person, entity or group that, prior to March 12, 2001, had filed such a schedule with the SEC has acquired or proposes to acquire, through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of 1 percent or more of any class or series of capital stock of the Company (including the shares), or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of 1 percent or more of any class or series of capital stock of the Company (including the shares), (iii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer or a merger, consolidation or other business combination with or involving the Company or
    (iv) any person (other than Shell on behalf of Royal Dutch Petroleum Company) shall have filed a Notification and Report Form under the HSR Act (or amended a prior filing to increase the applicable filing threshold set forth therein) or made a public announcement reflecting an intent to acquire the Company or any assets or subsidiaries of the Company; or

        (g) any approval, permit, authorization, favorable review or consent of any Governmental Entity (including those described or referred to in section
    15) shall not have been obtained on terms satisfactory to Purchaser in its sole discretion; or

        (h) the Purchaser shall have reached an agreement or understanding with the Company providing for the termination of the offer, or the Purchaser, Shell or any other affiliate of Shell shall have entered into a definitive agreement or announced an agreement in principle with the Company providing for a merger or other business combination with the Company or the purchase of stock or assets of the Company; or

        (i) (a) any material contractual right of the Company or any of its subsidiaries or affiliates shall be impaired or otherwise adversely affected or any material amount of indebtedness of the Company or any of its subsidiaries, joint ventures or partnerships shall become accelerated or otherwise become due before its stated due date, in either case, with or without notice or the lapse of time or both, as a result of the transactions the offer or the proposed merger contemplates or (b) any covenant, term or condition in any of the instruments or agreements, alone or in the aggregate, of the Company or any of its subsidiaries, joint ventures or partnerships, in the sole judgment of the Purchaser, may have a material adverse effect on (1) the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries, joint ventures or partnerships or
    (2) the value of the shares in the hands of the Purchaser (including, but not limited to, any event of default that may ensue as a result of the consummation of the offer or the proposed merger or the acquisition by Shell of control of the Company);

which, in the sole judgement of the Purchaser in any such case, and regardless of the circumstances (including any action or inaction by the Purchaser, Shell or any other affiliate of Shell) giving rise to any such condition, makes it inadvisable to proceed with the offer and/or with such acceptance for payment or payment.

    The foregoing conditions are for the sole benefit of the Purchaser and Shell and may be asserted by the Purchaser regardless of the circumstances (including any action or omission by the Purchaser) giving rise to any such condition or may be waived by the Purchaser (in its sole discretion) in whole or in part at any time and from time to time in its sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that the Purchaser may assert at any time and from time to time. Any determination by the Purchaser concerning the events described in this section 14 will be final and binding on all parties.

SECTION 15. CERTAIN LEGAL MATTERS

    Except as this section 15 describes, on the basis of a review of publicly available filings made by the Company with the SEC and other publicly available information concerning the Company, neither the Purchaser nor Shell or any of its other affiliates is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of shares (and the indirect acquisition of the stock of the Company's subsidiaries) as this offer to purchase contemplates or of any approval or other action by any Governmental Entity that would be required or desirable for the acquisition or ownership of shares by the Purchaser as this offer to purchase contemplates. Should any such approval or other action be required or desirable, the Purchaser and Shell currently contemplate that such approval or other action will be sought, except as described below under -- "State Takeover Laws." While (except as this section 15 otherwise expressly describes) the Purchaser does not presently intend to delay the acceptance for payment of or payment for shares tendered pursuant to the offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any shares tendered. See section 14 for a description of various conditions to the offer.

    State Takeover Laws. A number of states in the United States have in place takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in those states. In Edgar
v. MITE Corp., the United States Supreme Court held that an Illinois statute of this type, which involved state securities laws that made the takeover of various corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, that court held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that those laws were applicable only under certain conditions. Subsequently, a number of other federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

    Except as described herein, the Purchaser has not attempted to comply with any state takeover statutes in connection with the offer. It reserves the right to challenge the validity or applicability of any state law allegedly applicable to the offer, and nothing in this offer to purchase nor any action taken in connection herewith is intended as a waiver of that right. If any state takeover statute is found applicable to the offer, the Purchaser might be unable to accept for payment or pay for shares tendered pursuant to the offer or be delayed in continuing or consummating the offer.

    Section 203 of the DGCL. Section 203, in general, prohibits a Delaware corporation such as the Company from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15 percent or more of a corporation's outstanding voting stock) for a period of three years following the time that such person became an Interested Stockholder unless (i) prior to the time such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder, (ii) on consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (iii) at or subsequent to the time such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3 percent of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

    Neither the Purchaser nor any of its affiliates presently is an "Interested Stockholder" with respect to the Company, but Shell and the Purchaser would become "Interested Stockholders" with respect to the Company if they consummate the offer. The restrictions that section 203 thereafter would impose on Shell's ability to manage the business of the Company are unacceptable to Shell.

    Consequently, by the Business Combination Condition, the Purchaser has conditioned the offer on the offer and the proposed merger having been approved by the Company's board before Shell and the Purchasers become "Interested Stockholders" under section 203 or the Purchaser being satisfied, in its sole discretion, that the provisions of section 203 are otherwise inapplicable to the acquisition of shares in the offer and the proposed merger.

    Bylaws Condition. The Purchaser has conditioned the offer on the Purchaser being satisfied, in its sole discretion, that the provisions of article IV of the Company's bylaws are inapplicable to the acquisition of shares in the transaction.

    Article IV of the Company's bylaws states that after an "Interested Person" has become an "Interested Person," it shall not become the "beneficial owner" of any additional shares of "Voting Stock" except "as part of (a) the transaction that results in that Person first becoming an Interested Person, or (b) pursuant to a Business Combination entered into in accordance with the certificate of incorporation of the [Company]." Article IV defines "Interested Person" to include any person that, as of any particular date, is the "beneficial owner" of more than 15% of the outstanding shares. It defines "Business Combination" to include a merger of the Company with or into any Interested Person or affiliate of an Interested Person or any other entity, whether or not it is an Interested Person if, after that merger, the surviving entity would be an affiliate of an Interested Person.

    Antitrust. Under the provisions of the HSR Act applicable to the offer, the acquisition of shares under the offer may be consummated after the expiration of a 15-calendar day waiting period commenced by the filing by Shell on behalf of Royal Dutch Petroleum Company, of a Notification and Report Form with respect to the offer, unless Shell receives a request for additional information or documentary material from the Justice Department's Antitrust Division or the FTC or unless early termination of the waiting period is granted. Shell on behalf of Royal Dutch Petroleum Company made this filing on March 12, 2001. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from Shell and its affiliates concerning the offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the 10th calendar day after the date of substantial compliance by Shell and its affiliates with that request. The HSR Act authorizes only one extension of the waiting period pursuant to a request for additional information. Thereafter, the waiting period may be extended only by court order or with the consent of Shell. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of the applicable waiting period under the HSR Act is a condition to the Purchaser's obligation to accept for payment and pay for shares tendered pursuant to the offer.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's acquisition of shares pursuant to the offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of shares pursuant to the offer or the consummation of the proposed merger or seeking the divestiture of shares acquired by the Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or Shell or its subsidiaries. Private parties may also bring legal action under the antitrust laws under various circumstances.

There can be no assurance that a challenge to the offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

SECTION 16. FEES AND EXPENSES

    Lehman Brothers is acting as dealer manager in connection with the offer and as financial advisor to the Purchaser and Shell in connection with Shell's effort to acquire the Company. Under an engagement letter dated November 20, 2000, between Shell and Lehman Brothers, fees totaling $500,000.00 are currently payable to Lehman Brothers. An additional fee of $6 million will be payable to Lehman Brothers if the offer is consummated. Shell has also agreed to reimburse Lehman Brothers for its reasonable out-of-pocket expenses, including the fees and expenses of its counsel and any other advisor it retains in connection with its engagement, and to indemnify Lehman Brothers and related persons against various liabilities and expenses, including various liabilities and expenses under federal securities laws.

    In the ordinary course of its business, Lehman Brothers engages in securities trading, market-making and brokerage activities and may, at any time, hold long or short positions and may trade or otherwise effect transactions in securities of the Company. As of March 9, 2001, Lehman Brothers did not hold any shares of the Company for its own accounts.

    The Purchaser and Shell have retained Morrow & Co., Inc. to act as the information agent and Wilmington Trust Company to serve as the depositary in connection with the offer. The information agent and the depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against various liabilities and expenses in connection therewith, including various liabilities and expenses under the U.S. federal securities laws.

    Neither the Purchaser nor Shell will pay any fees or commissions to any broker or dealer or other person (other than the dealer manager and the information agent) in connection with the solicitation of tenders of shares pursuant to the offer. The Purchaser will reimburse brokers, dealers, banks and trust companies on their request for customary mailing and handling expenses they incur in forwarding material to their customers.

SECTION 17. MISCELLANEOUS

    The offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares in any jurisdiction in which the making of the offer or the acceptance thereof would not comply with the laws of that jurisdiction. Neither the Purchaser nor Shell is aware of any jurisdiction in which the making of the offer or the acceptance thereof would not comply with the laws of that jurisdiction. To the extent the Purchaser or Shell becomes aware of any state law that would limit the class of offerees in the offer, it will amend the offer and, depending on the timing of that amendment, if any, will extend the offer to provide adequate dissemination of such information to holders of shares prior to the expiration of the offer. In any jurisdiction the securities, blue sky or other laws of which require the offer to be made by a licensed broker or dealer, the offer is being made on behalf of the Purchaser by the dealer manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR SHELL NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, THAT INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    The Purchaser and Shell have filed with the SEC a Schedule TO under Exchange Act Rule 14d-3, together with exhibits, furnishing additional information with respect to the offer, and may file amendments thereto. That schedule and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner section 8 sets forth (except that such material will not be available at the regional offices of the SEC).

                                            SRM Acquisition Company

March 12, 2001

                                   SCHEDULE I

                   DIRECTORS AND EXECUTIVE OFFICERS OF SHELL,
                THE PURCHASER, SHELL PETROLEUM INC., ROYAL DUTCH
                PETROLEUM COMPANY AND THE "SHELL" TRANSPORT AND
                            TRADING COMPANY, P.L.C.

    1. DIRECTORS AND EXECUTIVE OFFICERS OF SHELL. The name, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Shell are set forth below. All these directors and executive officers listed below are citizens of the United States except Sir Mark Moody-Stuart, who is a British citizen. The principal business address of each director or executive officer is Shell Oil Company, One Shell Plaza, 910 Louisiana, Houston, Texas 77002, except for Sir Mark Moody-Stuart, whose principal business address is Shell Centre, London SE1, 7NA.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                        --------------------------------------------------
Steven L. Miller.....................  Chairman, President and CEO of Shell since 1999 and a Shell director since 1998. Mr. Miller joined Shell in 1967 and in
                                       1996 became Group Managing Director of Royal Dutch Petroleum
                                       Company and a Group Managing Director of the Royal
                                       Dutch/Shell Group of Companies. Mr. Miller is a director of
                                       Shell Petroleum Inc., Applied Materials, Inc. and Equilon
                                       Enterprises LLC. He is also a director for the American
                                       Petroleum Institute, the National Urban League, and the
                                       Points of Light Foundation. He is a member of the National
                                       Petroleum Council and the Business Roundtable. He serves on
                                       Rice University's board of trustees and the board of
                                       advisors for Rice's James A. Baker III Institute for Public
                                       Policy. Mr. Miller serves on the board of directors of the
                                       Greater Houston Partnership and he is a trustee for the
                                       United Way of the Texas Gulf Coast, currently serving as
                                       chairman of its annual fundraising campaign.
Joseph E. Antonini...................  Director of Shell since 1991. Mr. Antonini is the retired
                                       Chairman, President and CEO of Kmart Corp. Mr. Antonini
                                       served in that capacity at Kmart Corporation from 1985
                                       through 1995. He currently serves as director and chairman of AWG, Ltd. and as a director of Ziebart International and of My-Turn.com.
Rand V. Araskog......................  Director of Shell since 1987. Mr. Araskog is the retired
                                       Chairman and CEO of ITT Corporation, a position he held from
                                       1985 through 1998. Mr. Araskog serves on the board of
                                       directors of Dow Jones & Co., Inc., ITT Educational Services
                                       Inc., ITT Industries, Hartford Financial Services Group and
                                       Ravonier Inc.
Robert F. Daniell....................  Director of Shell since 1988. Mr. Daniell is the retired
                                       Chairman of United Technologies Corporation. Mr. Daniell
                                       served in such capacity from 1994 through his retirement in
                                       1997, and currently serves on the board of directors of
                                       Verizon Corporation.
Vilma S. Martinez....................  Director of Shell since 1998. Ms. Martinez is a partner in the Los Angeles law firm Munger, Tolles & Olson, LLP, and
                                       has been a partner at such firm during the past five years.
                                       Ms. Martinez serves on the board of directors of
                                       Anheuser-Busch Companies, Inc., Burlington Northern Santa Fe
                                       Corp., Fluor Corporation and Sanwa Bank California.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                        --------------------------------------------------
Sir Mark Moody-Stuart................  Director of Shell since 1997. Sir Mark Moody-Stuart has served as Managing Director of Shell International Limited since 1995. He has been a Managing Director since 1991, and
                                       Chairman since 1997, of The "Shell" Transport and Trading
                                       Company, p.l.c. and The Shell Petroleum Company Limited. He
                                       has served as Group Managing Director of the Royal
                                       Dutch/Shell Group Companies since 1991. He has also served as Chairman and President since 1997, and Director since
                                       1991, of Shell Petroleum Inc. He currently serves as a
                                       director of Liverpool School of Tropical Medicine, Shell
                                       Canada Limited, Shell International B.V., Shell Investments
                                       Limited, Shell Integrated Gas Ventures p.l.c., and Shell
                                       Petroleum N.V. Within the past five years, he has served on the boards of The South Bank Foundation Limited, Shell
                                       International Research Maatschappij B.V., Shell Upstream
                                       Investments p.l.c., and Montell N.V.
Harold A. Poling.....................  Director of Shell since 1991. Mr. Poling is the retired
                                       Chairman and CEO of Ford Motor Company. Mr. Poling is a
                                       member of the Donaldson, Lufkin and Jenrette Investment
                                       Banking Advisory Board, a member of The Business Council and is chairman of Eclipse Aviation Corporation. In addition,
                                       Mr. Poling currently serves on the boards of directors of
                                       Flint Ink Corporation, ArvinMeritor Inc., Monmouth College
                                       Senate, Thermadyne Holdings Corporation and William Beaumont
                                       Hospital.
General Gordon R. Sullivan...........  Director of Shell since 1995. General Sullivan retired as the Chief of Staff of the U.S. Army in 1995, served as
                                       President of Coleman Federal from 1995 to 1998 and currently is President of the Association of the U.S. Army. General
                                       Sullivan is a director of Newel Rubbermaid Corporation.
John F. Woodhouse....................  Director of Shell since 1992. Mr. Woodhouse was appointed
                                       Senior Chairman of SYSCO Corporation in 1999 and was the
                                       Chairman from 1995 to 1999. Mr. Woodhouse joined SYSCO in
                                       1969 as chief financial officer and a founding director, and was CEO of the company from 1985 to 1995. Mr. Woodhouse
                                       serves on the board of directors of SYSCO Corporation,
                                       Harvard Business School Associates, Mount Holyoke College
                                       and from 1993 to 1999 was a director of Winrock
                                       International Institute for Agricultural Development.
Susan M. Borches.....................  Vice President (Corporate Affairs) of Shell since 1998.
                                       Prior to joining Shell, Ms. Borches served as director,
                                       corporate communications, at the U.S. headquarters of
                                       Zurich-based ABB Group. Prior to that, she was director of public affairs at the U.S. Department of Commerce under
                                       Secretary C. William Verity. Ms. Borches serves as
                                       vice-chair of the United Way of the Texas Gulf Coast's
                                       annual fundraising campaign. She also serves on the board of the Houston Museum of Fine Arts and is a member of the
                                       Arthur W. Page Society and the Public Affairs Council.
Nick J. Caruso, Jr. .................  Vice President-Finance and Chief Financial Officer of Shell
                                       since 2000. He was named Chief Financial Officer in 1999 and appointed Vice President-Finance in 2000. Mr. Caruso joined
                                       Shell in 1969. In 1995 he assumed the position of Controller and in 1997 accepted additional responsibilities as General
                                       Auditor resulting in the position of Controller and General
                                       Auditor.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                        --------------------------------------------------
Patrick M. Dreckman..................  Vice President and General Tax Counsel of Shell since 2000.
                                       Mr. Dreckman joined Shell in 1980. In 1995, he served as
                                       General Tax Counsel-Oil Products, and in 1998 was named Tax
                                       Director of the Alliance among Shell, Texaco and Saudi
                                       Aramco.
Catherine A. Lamboley................  Vice President, General Counsel and Corporate Secretary of
                                       Shell since 2000. Ms. Lamboley joined Shell in 1979. In 1995 she was named Associate General Counsel, Natural
                                       Resources/Environmental, and in 1996 was named Vice
                                       President-Commercial Products for Shell Oil Products
                                       Company. In 1998 she was named Vice President Commercial
                                       Marketing & Services of Equilon LLC, the newly formed Shell/
                                       Texaco venture. In 1999 she was named General Manager and
                                       Associate General Counsel-Oil Products and Services. Ms.
                                       Lamboley serves on the boards of the Hospice at the Texas
                                       Medical Center, the Houston Area Women's Center and the
                                       American Leadership Forum Houston/ Gulf Coast Chapter. She
                                       is chair of the United Way of the Texas Gulf Coast Women's
                                       Initiative Committee.
Stephen E. Ward......................  Vice President (Government Affairs) of Shell since 1991.
                                       Prior to his appointment, he was vice-president of the
                                       Mid-Continent Oil and Gas Association for seven years. Mr.
                                       Ward served on the personal staff of Senator Lloyd Bentsen from 1977 until 1981. He was Senator's Bentsen's designee on the Senate Select Committee on Intelligence from 1981 to
                                       1984.

    2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The name, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser are set forth below. All such directors and executive officers listed below are citizens of the United States, except Mr. van de Vijver, who is a Dutch citizen, and Mr. Berget, who is a Norwegian citizen. The business address of each is SRM Acquisition Company in care of Shell Oil Company, One Shell Plaza, 910 Louisiana, Houston, Texas 77002,
(713) 241-6161.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                        --------------------------------------------------
Walter van de Vijver.................  Director, Chairman, President and CEO. Mr. van de Vijver
                                       joined Shell in 1979, and was appointed General Manager
                                       Brent Business Unit in Shell UK Exploration in 1993. In
                                       1997, he became Chief Executive of Shell International Gas and Shell Coal International in London, a position he held until 1998 when he was named to his present position as
                                       President and Chief Executive Officer of Shell Exploration &
                                       Production Company and Chairman of the Board of Coral
                                       Energy. Mr. van de Vijver is a member of the board of
                                       directors of InterGen, a Shell/Bechtel owned international independent power producer, as well as a board member of the
                                       American Petroleum Institute.
Jeri R. Eagan........................  Director, Vice President-Finance and Chief Financial
                                       Officer. Ms. Eagan joined Shell in 1976 and currently serves as Vice President-Finance and Commercial Operations for
                                       Shell Exploration & Production Company. Prior to her present position, she served on various assignments for Shell
                                       International Company while based in London.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                        --------------------------------------------------
David T. Lawrence....................  Director and Vice President-Exploration and Development. Mr.
                                       Lawrence joined Shell in 1984. In 1997 he was named
                                       Exploration Manager for the Shelf, Exploration and
                                       Development Manager for the Shelf in 1998 and Exploration
                                       and Development Manager for the Shelf and Deepwater in 1999.
                                       In December 1999, he assumed his current position of Vice
                                       President, Exploration and Development, for Shell
                                       Exploration & Production Company. Mr. Lawrence is a member of the New Orleans Business Council and has served as an
                                       AAPG Distinguished Lecturer.
Jorn A. Berget.......................  Director and Vice President-Production and Surveillance. In
                                       2000, Mr. Berget was named Vice President and General
                                       Manager for Production for Shell Exploration & Production
                                       Company. He served as General Manager of the Northern
                                       Business Unit for Shell Expro in the U.K. from 1995 to 2000.
                                       He serves as a member of the Boards of directors of
                                       Enterprise Products GP, LLC and Enventure Global Tech-
                                       nologies.
Marvin E. Odum.......................  Director and Vice President-Development and Technology. Mr.
                                       Odum joined Shell in 1982 and from 1995 to 1997 was Manager,
                                       Engineering and Operation for Onshore. From 1997 to 1999 he
                                       served as Vice President, Operations for Altura Energy Ltd., a Shell/Amoco joint venture and from 1999 to 2000 he was
                                       Manager, Business Development and Strategy Planning at Shell
                                       Exploration & Production Company. In 2000, he assumed his
                                       present position as Vice President, Business Development and
                                       Technology, of Shell Exploration & Production Company.
Kenneth T. Jarvi.....................  Vice President-Legal. Mr. Jarvi was Senior Vice President
                                       and General Counsel of MidCon Corporation from 1995 to 1998.
                                       From 1998 to 2000, Mr. Jarvi served as Vice President and
                                       General Counsel at McMurry Oil Company and, upon joining
                                       Shell in 2000, was named Associate General
                                       Counsel-Exploration and Production. Mr. Jarvi served on the
                                       Board of Directors at MidCon Corporation from 1996 to 1998.
W.T. Mooney..........................  Vice President-Tax. Mr. Mooney served as Regional Counsel for Shell from 1994 until 2000, when he assumed his current position as Associate General Tax Counsel at Shell.

    3. DIRECTORS AND OFFICERS OF SHELL PETROLEUM INC., ROYAL DUTCH PETROLEUM COMPANY AND THE "SHELL" TRANSPORT AND TRADING COMPANY, P.L.C. Shell and the Purchaser are both wholly owned subsidiaries of Shell Petroleum Inc., a Delaware corporation, whose shares are directly or indirectly owned 60 percent by Royal Dutch Petroleum Company, The Hague, The Netherlands and 40 percent by The "Shell" Transport and Trading Company, p.l.c., London, England. Royal Dutch Petroleum Company and The "Shell" Transport and Trading Company, p.l.c. are holding companies which together directly or indirectly own securities of companies of the Royal Dutch/Shell Group of Companies, the members of which are severally engaged throughout the greater part of the world in all of the principal aspects of the oil and natural gas industry. They also have substantial interests in chemicals and additional interests in power generation, renewable resources (chiefly in forestry and solar energy), coal and other businesses.

    The name, present principal occupation or employment and five-year employment history of each of the directors and officers of each of Shell Petroleum Inc., Royal Dutch Petroleum Company and The "Shell" Transport and Trading Company, p.l.c. are set forth below. Unless otherwise indicated, the principal business address of each director or officer of Shell Petroleum Inc. is P.O. Box 8985, Wilmington, Delaware 19899.

Unless otherwise indicated, the principal business address of each director or executive officer of Royal Dutch Petroleum Company is 30, Carel van Bylandtlaan, 2596 HR The Hague, The Netherlands, and the principal business address of each director or executive officer of The "Shell" Transport and Trading Company, p.l.c. is Shell Centre, London SE1 7NA, England.

                              SHELL PETROLEUM INC.

    All of the directors and executive officers listed below are citizens of the United States, except Sir Mark Moody-Stuart, who is a British citizen.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                        --------------------------------------------------
Sir Mark Moody-Stuart................  Chairman and President since 1997, and Director since 1991, of Shell Petroleum Inc. Director of Shell since 1997. Sir
                                       Mark Moody-Stuart has served as Managing Director of Shell
                                       International Limited since 1995. He has been a Managing
                                       Director since 1991, and Chairman since 1997, of The "Shell"
                                       Transport and Trading Company, p.l.c. and The Shell
                                       Petroleum Company Limited. He has served as Group Managing
                                       Director of the Royal Dutch/Shell Group Companies since
                                       1991. He currently serves as a director of Liverpool School of Tropical Medicine, Shell Canada Limited, Shell
                                       International B.V., Shell Investments Limited, Shell
                                       Integrated Gas Ventures p.l.c., and Shell Petroleum N.V.
                                       Within the past five years, he has served on the boards of
                                       The South Bank Foundation Limited, Shell International
                                       Research Maatschappij B.V., Shell Upstream Investments
                                       p.l.c., and Montell N.V.
Steven L. Miller.....................  Director of Shell Petroleum, Inc. since 1996. Chairman,
                                       President and CEO of Shell since 1999 and a Shell director since 1998. Mr. Miller joined Shell in 1967 and in 1996
                                       became Group Managing Director of Royal Dutch Petroleum
                                       Company and a Managing Director of the Royal Dutch/Shell
                                       Group of Companies. Mr. Miller is a director of Shell
                                       Petroleum Inc., Applied Materials, Inc. and Equilon Enter-
                                       prises LLC. He is also a director for the American Petroleum
                                       Institute, the National Urban League, and the Points of
                                       Light Foundation. He is a member of the National Petroleum
                                       Council and the Business Roundtable. He serves on Rice
                                       University's board of trustees and the board of advisors for
                                       Rice's James A. Baker III Institute for Public Policy. Mr.
                                       Miller serves on the board of directors of the Greater
                                       Houston Partnership and he is a trustee for the United Way of the Texas Gulf Coast, currently serving as chairman of
                                       its annual fundraising campaign.
Nick J. Caruso, Jr. .................  Director, Treasurer and Controller of Shell Petroleum Inc.
                                       Vice President-Finance and Chief Financial Officer of Shell.
                                       He was named Chief Financial Officer in 1999 and appointed
                                       Vice President Finance in 2000. Mr. Caruso joined Shell in
                                       1969. In 1995 he assumed the position of Controller and in
                                       1997 accepted additional responsibilities as General Auditor resulting in the position of Controller and General Auditor.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                        --------------------------------------------------
Catherine A. Lamboley................  Director and Corporate Secretary of Shell Petroleum Inc.
                                       Vice President, General Counsel and Corporate Secretary of
                                       Shell since 2000. Ms. Lamboley joined Shell in 1979. In 1995 she was named Associate General Counsel, Natural
                                       Resources/Environmental, and in 1996 was named Vice
                                       President Commercial Products for Shell Oil Products
                                       Company. In 1998 she was named Vice President Commercial
                                       Marketing & Services of Equilon LLC, the newly formed
                                       Shell/Texaco venture. In 1999 she was named General Manager and Associate General Counsel-Oil Products and Services. Ms.
                                       Lamboley serves on the boards of the Hospice at the Texas
                                       Medical Center, the Houston Area Women's Center and the
                                       American Leadership Forum Houston/ Gulf Coast Chapter. She
                                       is chair of the United Way of the Texas Gulf Coast Women's
                                       Initiative Committee.
Patrick M. Dreckman..................  Vice President-Tax of Shell Petroleum Inc. Vice President
                                       and General Tax Counsel of Shell since 2000. Mr. Dreckman
                                       joined Shell in 1980. In 1995, he served as General Tax
                                       Counsel-Oil Products, and in 1998 was named Tax Director of the Alliance among Shell, Texaco and Saudi Aramco.

                         ROYAL DUTCH PETROLEUM COMPANY

    All of the directors and executive officers listed below are Dutch citizens except for Professor Milberg, who is a German citizen.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                        --------------------------------------------------
J. van der Veer......................  Managing Director since 1997 and President since July 2000.
                                       From 1995 to 1997, he was President and Chief Executive
                                       Officer of Shell Chemical Company in the USA. Mr. van der
                                       Veer has been a Group Managing Director since 1997. He is a member of the Supervisory Board of De Nederlandsche Bank.
H. J. M. Roels.......................  Managing Director of Royal Dutch Petroleum Company and a
                                       Group Managing Director since 1999. Mr. Roels joined Royal
                                       Dutch Petroleum Company in 1971. From 1994 to 1996, he was
                                       Area Coordinator for a number of Latin American countries.
                                       From 1996 to 1998, he was Regional Business Director Middle
                                       East and Africa, Exploration and Production. In 1998 he
                                       became General Manager of the Nederlandse Aardolie
                                       Maatschappij B.V. and a Managing Director of Shell Neder-
                                       land B.V.
L. C. van Wachem.....................  Chairman of the Supervisory Board since 1992. Mr. van Wachem was a Managing Director of Royal Dutch Petroleum Company
                                       from 1977 to 1992; President from 1982 to 1992 and a Group
                                       Managing Director from 1977 to 1992. He is Chairman of the
                                       Supervisory Board of Royal Philips Electronics,
                                       Vice-Chairman of the Board of Directors of Zurich Financial
                                       Services and a member of the Supervisory Board of Akzo
                                       Nobel, BMW and Bayer and a member of the Board of Directors of IBM and Atco (Canada)

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                        --------------------------------------------------
M. A. van den Bergh..................  Member of the Supervisory Board since July 2000. Mr. van den
                                       Bergh was a Managing Director of Royal Dutch Petroleum
                                       Company from 1992 to 2000; President from 1998 to 2000 and a
                                       Group Managing Director from 1992 to 2000. He is Chairman
                                       designate of the Board of Directors of Lloyds TSB and a
                                       member of the Board of Directors of British Telecom.
A. G. Jacobs.........................  Member of the Supervisory Board since 1998. Mr. Jacobs was formerly Chairman of the Executive Board of ING Group. He is
                                       Chairman of the Supervisory Board of Joh. Enschede and
                                       Vice-Chairman of the Supervisory Board of Buhrmann and VNU
                                       and a member of the Supervisory Board of Euronext, IHC
                                       Caland, ING Group, Nederlandse Spoorwegen and Strukton
                                       Groep.
Jonkheer A. A. Loudon................  Member of the Supervisory Board since 1997. Jonkheer A. A.
                                       Loudon is formerly Chairman of the Board of Management of
                                       Akzo Nobel. He is Chairman of the Supervisory Board of Akzo
                                       Nobel, ABN AMRO Bank and HBG Hollandsche Beton Groep, a
                                       member of the Board of Directors of Corus Group and a member of the International Advisory Board of Allianz. He is also a former member of the First Chamber of the Dutch Parliament.
Professor J. Milberg.................  Member of the Supervisory Board of Royal Dutch Petroleum
                                       since July 2000. Professor Milberg is presently, and has
                                       been during the past five years, a member of the Board of
                                       Management of BMW. Since February 1999, he has been Chairman of the Board of Management of BMW.
H. de Ruiter.........................  Member of the Supervisory Board since 1994. Mr. de Ruiter was a Managing Director of Royal Dutch Petroleum Company
                                       from 1983 to 1994. He is Chairman of the Supervisory Board of Royal Ahold, Beers and Wolters Kluwer, Vice-Chairman of
                                       the Board of Directors of Corus Group, Vice-Chairman of the
                                       Supervisory Board of Aegon and a member of the Supervisory
                                       Board of Heineken and Royal Vopak.
J. D. Timmer.........................  Member of the Supervisory Board since 1996. Mr. Timmer was formerly President and Chairman of the Board of Management of Royal Philips Electronics. He is Chairman of the
                                       Supervisory Board of Nederlandse Spoorwegen and PSV, a
                                       member of the Supervisory Board of ING Group and NPM Capital and a member of the Advisory Board of KPMG.

               THE "SHELL" TRANSPORT AND TRADING COMPANY, P.L.C.

    All of the directors and executive officers listed below are British citizens except Mr. Alireza who is a citizen of Saudi Arabia, Professor O'Neill who is a citizen of Australia, and Mr. Giusti who is a citizen of Venezuela.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                        --------------------------------------------------
Sir Mark Moody-Stuart................  Managing Director since 1991, and Chairman since 1997, of
                                       The "Shell" Transport and Trading Company, p.l.c. and The
                                       Shell Petroleum Company Limited. Sir Mark Moody-Stuart has
                                       served as Director of Shell since 1997 and Managing Director of Shell International Limited since 1995. He has served as
                                       Group Managing Director of the Royal Dutch/Shell Group
                                       Companies since 1991. He has also served as Chairman and
                                       President since 1997, and Director since 1991, of Shell
                                       Petroleum Inc. He currently serves as a director of
                                       Liverpool School of Tropical Medicine, Shell Canada Limited,
                                       Shell International B.V., Shell Investments Limited, Shell
                                       Integrated Gas Ventures p.l.c., and Shell Petroleum N.V.
                                       Within the past five years, he has served on the boards of
                                       The South Bank Foundation Limited, Shell International
                                       Research Maatschappij B.V., Shell Upstream Investments
                                       p.l.c., and Montell N.V.
P. D. Skinner........................  Managing Director since January 1, 2000. Mr. Skinner is
                                       Chief Executive, Oil Products. He was Director, Strategy and
                                       Business Services, Oil Products from 1996 to 1998, and was
                                       President, Shell Europe Oil Products from 1998 to 1999. He is currently a member of the Board of INSEAD, the
                                       European/Asian business school.
P. B. Watts..........................  Managing Director since 1997. Chief Executive, Exploration and Production. He was named Coordinator, Europe in 1994 and was appointed Director Planning, Environment and External
                                       Affairs, Shell International in 1996. He is currently a
                                       member of the International Chamber of Commerce's (ICC)
                                       Executive Board and Chairman of ICC UK's governing body. He is also a member of the Executive Committee of the World
                                       Business Council for Sustainable Development.
Teymour A. Alireza...................  Director since 1997. Mr. Alireza is President and Deputy
                                       Chairman, The Alireza Group, Chairman of National Pipe
                                       Company Ltd, Saudi Arabia, Director, Arabian Gulf
                                       Investments (Far East) Ltd, Hong Kong and a member of the
                                       International Board of Trustees of the World Wide Fund for
                                       Nature.
Dr. Eileen Buttle....................  Director since 1998. Dr. Buttle retired in 1994 from a career of public scientific appointments. She is the UK
                                       member of the European Environment Agency's Scientific
                                       Committee and Chairman of the UK Arctic Consultative Forum.
                                       Dr. Buttle is a member of a number of Government and
                                       Research Council scrutiny committees of environmental
                                       aspects of national and European research and is Chairman of a review of long-term environmental monitoring for the
                                       Natural Environment Research Council.
Sir Peter Holmes.....................  Director since 1982. Sir Peter Holmes was Chairman from 1985 to 1993 and a Group Managing Director from 1982 to 1993.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                        --------------------------------------------------
Sir John Jennings....................  Director since 1987. Sir John Jennings was Chairman from
                                       1993 to 1997 and a Group Managing Director from 1987 to
                                       1997. He is a Director of Det Norske Veritas, The MITIE
                                       Group and Robert Fleming Holdings and a member of Board of
                                       Counsellors of Bechtel Corporation and of International
                                       Advisory Board of Toyota Corporation.
Professor Robert J. O'Neill..........  Director since 1992. Since 1987 Professor O'Neill has been the Chichele Professor of the History of War, All Souls
                                       College, Oxford. He is Chairman of the International
                                       Institute for Strategic Studies, Co-Director of the All
                                       Souls Foreign Policy Studies Programme at Oxford, a Director
                                       of Capital Income Builder Inc. and the Capital World Growth
                                       and Income Fund, and an Advisory Board Member of the
                                       Investment Company of America.
Lord Oxburgh.........................  Director since January 1996. Lord Oxburgh was Chief
                                       Scientific Adviser, Ministry of Defense from 1987 to 1993
                                       and has been Rector, Imperial College of Science, Technology and Medicine, since 1993.
Sir William Purves...................  Director since 1993. Sir William Purves retired from the
                                       Chairmanship of HSBC Holdings plc in May 1998 after 44 years service. He is Chairman of Hakluyt & Company Ltd, Deputy
                                       Chairman of Alstom s.a., Trustee of Reuters Founders Share
                                       Company Ltd, Director of Scottish Medicine plc, Trident
                                       Safeguards Ltd and World Shipping and Investment Co Ltd. He
                                       is also a member of Hong Kong Chief Executive's
                                       International Advisory Council and a member of Textron Inc
                                       International Advisory Council.
Luis E. Giusti.......................  Director since 2001. From 1999 to the present, Mr. Giusti has been the Senior Advisor for the Center for Strategic and
                                       International Studies. From 1994 to 1999, he was the
                                       Chairman and CEO of Petroleos de Venezuela, S.A.

                                  SCHEDULE II

             SHELL OIL COMPANY'S INTERESTS IN THE COMPANY'S SHARES;
                  RECENT TRANSACTIONS IN THE COMPANY'S SHARES

    The Purchaser, Shell and SWEPI LP, an indirect wholly owned subsidiary of Shell ("SWEPI"), together beneficially own 107,100 shares of the Company, or less than 1 percent of the outstanding shares. Except as disclosed below, Shell and its affiliates have not engaged in any transactions in the Company's shares during the 60 days prior to the date of this offer to purchase.

    On March 1, 2001, SWEPI purchased 30,000 shares of the Company at an average price per share of $43.78. Such shares were purchased in the open market through purchases executed on the NYSE. The prices SWEPI paid for the shares ranged from $43.55 to $44.25 per share.

    On March 2, 2001, SWEPI purchased 37,100 shares of the Company at an average price per share of $44.26. Such shares were purchased in the open market through purchases executed on the NYSE. The prices SWEPI paid for the shares ranged from $43.70 to $44.70 per share.

    On March 6, 2001, SWEPI purchased 40,000 shares of the Company at a price per share of $45.65. Such shares were purchased in the open market through a single block purchase executed on the NYSE.

    On March 9, 2001, SWEPI transferred 100 shares of the Company to each of the Purchaser and Shell.

    Facsimile copies of the letter of transmittal, properly completed and duly executed, will be accepted. The letter of transmittal, certificates for shares and/or Rights and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the depositary as follows:

                        The Depositary for the offer is:

                            WILMINGTON TRUST COMPANY

            By Mail:                 By Facsimile Transmission:      By Hand or Overnight Delivery:
         Corporate Trust          (for eligible institutions only)      Wilmington Trust Company
     Reorganization Services               (302) 651-1079             1105 North Market Street, 1st
    Wilmington Trust Company         For Confirmation Telephone:                  Floor
          P.O. Box 8861                    (302) 651-8869              Wilmington, Delaware 19801
 Wilmington, Delaware 19899-8861                                          Attn: Corporate Trust
                                                                         Reorganization Services

    Questions and requests for assistance or for additional copies of this offer to purchase, the letter of transmittal and the notice of guaranteed delivery may be directed to the information agent or to the dealer manager at their respective telephone numbers and location listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the offer.

                    The Information Agent for the offer is:

                               MORROW & CO., INC.

                           445 Park Avenue, 5th Floor

                            New York, New York 10022

                          Call Collect: (212) 754-8000
             Banks and Brokerage Firms, Please Call: (800) 654-2468

                    Stockholders Please Call: (800) 607-0088
                       E-mail: barrett.info@morrowco.com

                      The Dealer Manager for the offer is:

                                LEHMAN BROTHERS

                          Three World Financial Center
                                200 Vesey Street
                            New York, New York 10285
                 Call Collect: (212) 526-4867 or (713) 236-3965
                        E-mail: barrett.info@lehman.com